Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among:

THE HERSHEY COMPANY,

ALPHABET MERGER SUB INC.

AND

AMPLIFY SNACK BRANDS, INC.

Dated as of December 17, 2017

i

ii

		Page

Section 9.7	Notices	67
Section 9.8	Severability	68
Section 9.9	Counterparts	69
Section 9.10	Obligation of Parent	69
Section 9.11	Specific Performance	69
Section 9.12	Construction	70

Annex I	Offer Conditions
Exhibit A	Certificate of Incorporation of Surviving Company
Exhibit B	Bylaws of Surviving Company

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 17, 2017, by and among: THE HERSHEY COMPANY, a Delaware corporation (“Parent”); ALPHABET MERGER SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”); and AMPLIFY SNACK BRANDS, INC., a Delaware corporation (the “Company” and, together with Parent and Acquisition Sub, the “Parties,” and each a “Party”).

RECITALS

A.    The Company’s outstanding capital stock consists of shares of common stock, par value $0.0001 per share (“Company Common Stock”).

B.    Upon the terms and subject to the conditions of this Agreement, Acquisition Sub has agreed to commence (within the meaning of Rule 14d-2 under the Exchange Act) a cash tender offer (as it may be extended and amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the issued and outstanding shares of Company Common Stock for $12.00 per share of Company Common Stock (such amount, or any different amount per share paid pursuant to the Offer to the extent permitted under this Agreement, being the “Offer Price”), net to the seller in cash, without interest and reduced by the amount of any withholding that is required under applicable Tax Law, in accordance with Section 3.11.

C.    As soon as practicable following the consummation of the Offer, upon the terms and conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Acquisition Sub will be merged with and into the Company (the “Merger”) with the Company as the surviving corporation (the “Surviving Corporation”), whereby each share (except as otherwise provided herein) of Company Common Stock not owned directly or indirectly by Parent, Acquisition Sub or the Company will be converted into the right to receive the Offer Price, net to the seller in cash, without interest and reduced by the amount of any withholding that is required under applicable Tax Law, in accordance with Section 3.11, upon the terms and subject to the conditions of this Agreement.

D.    The parties acknowledge and agree that the Merger will be effected under Section 251(h) of the DGCL and will be effected as soon as practicable following the consummation of the Offer and subject to the terms of this Agreement.

E.    The Board of Directors of the Company (the “Company Board”) has (i) approved and declared advisable this Agreement and transactions contemplated hereby, including, without limitation, the Offer and the Merger, (ii) determined that the transactions contemplated by this Agreement, including the Offer and the Merger, are in the best interests of the Company and its stockholders, (iii) agreed that this Agreement will be effected under Section 251(h) of the DGCL, (iv) resolved to recommend that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock to Acquisition Sub pursuant to the Offer, (v) elected that this Agreement and the transactions contemplated hereby be expressly governed by Section 251(h) of the DGCL and (vi) approved the Support Agreements (as defined below) for purposes of and in accordance with Section 203 of the DGCL.

F.    The Board of Directors of Parent has, on the terms and subject to the conditions set forth herein, approved and declared advisable this Agreement, the Offer, the Merger and the other transactions contemplated hereby.

G.    The Board of Directors of Acquisition Sub has declared that, on the terms and subject to the conditions set forth herein, this Agreement and the transactions contemplated hereby, including, without limitation, the Offer and the Merger, are advisable and in the best interests of Acquisition Sub and its stockholders, and has approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger.

H.    Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Acquisition Sub’s willingness to enter into this Agreement, Parent and Acquisition Sub have entered into agreements with certain stockholders of the Company pursuant to which those stockholders, among other things, have irrevocably agreed to tender the Company Common Stock beneficially owned by each of them in the Offer (collectively, the “Support Agreements”).

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1    Definitions.

(a)    As used herein, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms not less restrictive in the aggregate to the counterparty thereto than the terms of the Confidentiality Agreement and which shall not prohibit the Company from complying with the terms of Section 2.3(d) or Section 6.2.

“Acceptance Time” means the first time at which Acquisition Sub irrevocably accepts for purchase any Company Common Stock tendered pursuant to the Offer.

“Acquired Companies” means the Company and each of its Subsidiaries, collectively.

“Acquisition Inquiry” means an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by or on behalf of Parent or any of its Subsidiaries) that could reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means any proposal or offer relating to (i) the acquisition of fifteen percent (15%) or more of any class of the equity interests in the Company (by vote or by value) by any Third Party, (ii) any merger, consolidation, business combination, reorganization, share exchange, sale of assets, recapitalization, equity investment, joint venture, liquidation, dissolution or other transaction that would result in any Third Party acquiring assets (including capital stock of or interest in any Subsidiary or Affiliate of the Company) representing, directly or indirectly, fifteen percent (15%) or more of the net revenues, net income or assets of the Acquired Companies, taken as a whole, (iii) the acquisition (whether by merger, consolidation, equity investment, share exchange, joint venture or otherwise) by any Third Party, directly or indirectly, of any class of equity interest in any entity that holds assets representing, directly or indirectly, fifteen percent (15%) or more of the net revenues, net income or assets of the Acquired Companies, taken as a whole, (iv) any tender offer or exchange offer, as such terms are defined under the Exchange Act, that, if consummated, would result in any Third Party beneficially owning fifteen percent (15%) or more of the outstanding shares of Company Common Stock and any other voting securities of the Company (or instruments convertible to or exchangeable for fifteen percent (15%) or more of such outstanding shares or securities), (v) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction or (vi) any combination of the foregoing.

“ADA” means the Americans with Disabilities Act.

“ADEA” means the Age Discrimination in Employment Act.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement and Plan of Merger, together with Annex I, as such Agreement and Plan of Merger (including Annex I) may be amended from time to time.

“Anticorruption Law” means any Law of any Governmental Entity applicable to the Acquired Companies or their Affiliates that relates to bribery or corruption including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended (including the rules and regulations promulgated thereunder).

“Antitrust Law” means any antitrust, unfair competition, merger or acquisition notification, or merger or acquisition control Law under any applicable jurisdictions, whether federal, state, local or foreign.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by Law or executive order to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject thereto), and each other stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or other equity or equity-based, deferred-compensation, employment, consulting, retirement, post-employment benefit, savings, profit-sharing, medical, dental, vision, prescription drug, disability insurance, death, life and accidental death and dismemberment insurance, employee assistance, welfare-benefit, bonus, incentive, commission, change in control, retention, severance, separation, termination, vacation, sick, paid time off, fringe benefit, perquisite or other benefit or compensation plan, policy, program, Contract, arrangement or agreement, in each case whether written or unwritten, that is sponsored, maintained or contributed to, or required to be contributed to, by the Acquired Companies in respect of any current or former employee, officer, director, or consultant of any of the Acquired Companies or with respect to which any Acquired Company has any Liability.

“Company Bylaws” means the Amended and Restated Bylaws of the Company, as in effect as of the date hereof, including any amendments.

“Company Certificate of Incorporation” means the Company’s Restated Certificate of Incorporation as in effect as of the date hereof, including any amendments.

“Company Compensatory Award” means each Company Option, Company Restricted Stock and Company RSU.

“Company Disclosure Schedule” means the Company Disclosure Schedule dated the date hereof and delivered by the Company to Parent prior to or simultaneously with the execution of this Agreement.

“Company Equity Incentive Plan” means the Amplify Snack Brands, Inc. 2015 Stock Option and Incentive Plan.

“Company Financial Statements” means all of the financial statements of the Acquired Companies included in the Company SEC Documents.

“Company Intellectual Property Assets” means all Intellectual Property Assets owned or purported to be owned by the Acquired Companies. “Company Intellectual Property Assets” includes, without limitation, Company Patents, Company Marks, Company Copyrights and Company Trade Secrets.

“Company Material Adverse Effect” means, with respect to the Company, any Effect that, individually or in the aggregate with all other such Effects, is or would reasonably be expected to become materially adverse to the business, assets, liabilities, financial condition or results of operations of the Acquired Companies, taken as a whole, or that prevents, materially delays or impairs the Company from performing any of its obligations under this Agreement or consummating the Offer, the Merger or the other transactions contemplated by the Transaction Documents prior to the End Date; provided that in no event shall any of the following, alone or in combination, or any Effect to the extent any of the foregoing results from any of the following, be taken into account in determining whether there shall have occurred a Company Material Adverse Effect: (i) changes in the Company’s stock price or trading volume, (ii) any failure by the Company to meet, or changes to, published revenue, earnings or other financial projections, or any failure by the Company to meet any internal budgets, plans or forecasts of revenue, earnings or other financial projections, in and of itself (provided that the exception in this clause (ii) and in clause (i) shall not in any way prevent or otherwise affect a determination that any Effect underlying such failures has resulted in, or contributed to, a Company Material Adverse Effect), (iii) changes in general business, economic or political conditions in the United States or any other country or region in the world, or changes therein, (iv) changes in conditions in the financial, credit, banking, capital or currency markets in the United States or any other country or region in the world, or changes therein, including (A) changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, (v) changes in general conditions in an industry in which the Acquired Companies operate or in any specific jurisdiction or geographical area in the United States or elsewhere in the world, (vi) changes in political conditions in the United States or any other country or region in the world (including the decision by the United Kingdom to leave the European Union), (vii) acts of hostilities, war, sabotage or terrorism (including any outbreak, escalation or general worsening of any such acts of hostilities, war, sabotage or terrorism) in the United States or any other country or region in the world, (viii) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural or man-made disasters or acts of God or weather conditions in the United States or any other country or region in the world, or any escalation of the foregoing, (ix) except for the purposes of Section 4.19 (and any reference thereto in Annex I), the execution or announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including any litigation relating thereto or the impact thereof on the relationships, contractual or otherwise, of the Acquired Companies with employees, customers, investors, contractors, lenders, suppliers, vendors, partners or other Third Parties related thereto, or the identity of Parent or any of its Affiliates as the acquiror of the Company, or any facts or circumstances concerning Parent or any of its Affiliates (x) (A) any action taken, or failure to take action, in each case to which Parent has in writing expressly approved, consented to or requested or (B) the taking of any action expressly required by this Agreement, (xi) changes in Law, regulation or other legal or regulatory conditions (or the enforcement or interpretation thereof), (xii) changes or proposed changes in GAAP or other accounting standards (or the enforcement or interpretation thereof), (xiii) the availability or cost of equity, debt or other financing to Parent, Acquisition Sub or the Surviving Corporation, and (xiv) any Transaction Litigation or any demand or Legal Proceeding for appraisal or the fair value of any shares of Company Common Stock pursuant to the DGCL in connection herewith; provided further that, in each of the foregoing clauses (iii), (iv), (v), (vi), (vii), (viii), (xi) and (xii), such effects referred to therein may be taken into account to the extent that the Company is disproportionally affected relative to other similarly situated companies in the industry in which the Acquired Companies operate, in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether or not there has been a Company Material Adverse Effect.

“Company Options” means options (whether vested or unvested) to purchase Company Common Stock from the Company, whether granted either (i) pursuant to the Company Equity Incentive Plan or (ii) as an “employment inducement award” in accordance with Section 303A.08 of the New York Stock Exchange Listed Company Manual.

“Company Restricted Stock” means the restricted stock of the Company, issued pursuant to the Company Equity Incentive Plan.

“Company RSUs” means the restricted stock units of the Company, issued pursuant to the Company Equity Incentive Plan.

“Company 10-Q” means the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2017.

“Confidentiality Agreement” means the Confidentiality Agreement, between the Company and Parent, dated as of January 23, 2017.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, bond, mortgage, indenture, debenture, note, option, warrant, warranty, purchase order, license, permit, franchise, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“Credit Facility” means that certain Credit Agreement by and among the Company, certain subsidiaries of the Company, the financial institutions and agents listed therein, and Jefferies Finance LLC, dated as of September 2, 2016.

“Effect” means any effect, change, event, occurrence, circumstance or development.

“Encumbrance” means any lien, mortgage, pledge, deed of trust, security interest, charge, encumbrance or other adverse claim or interest.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity (including any Governmental Entity).

“Environmental Claims” means any and all Legal Proceedings, Orders, investigations or Encumbrances by any Governmental Entity or other Person alleging or involving potential responsibility or liability arising out of, based on or related to (i) the presence, release or threatened release of, or exposure to, any Hazardous Materials at any location or (ii) circumstances forming the basis of any violation or alleged violation of, or Liability under, any Environmental Law.

“Environmental Law” means any Law concerning pollution, the protection, restoration or prevention of harm to the environment or natural resources, or the protection of human health and safety from the presence of Hazardous Materials, including any such Law relating to the manufacture, generation handling, transport, use, treatment, storage, disposal or release of any Hazardous Materials.

“Environmental Permits” means all governmental licenses, permits, certificates, approvals, billing and authorizations required to be obtained by the Company in connection with its business under applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer with the Acquired Companies within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDA” means the United States Food and Drug Administration.

“FLSA” means the Fair Labor Standards Act.

“FMLA” means the Family and Medical Leave Act.

“GAAP” means United States generally accepted accounting principles.

“Government Official” means any officer or employee of a Governmental Entity, including state-owned or state-controlled entities, or of a public organization or any Person representing or acting in an official capacity for or on behalf of any Governmental Entity or public organization.

“Governmental Entity” means any foreign or domestic federal, domestic, territorial, state or local governmental authority of any nature (including any government and any governmental agency, instrumentality, tribunal or commission, or any subdivision, department or branch of any of the foregoing) or body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Hazardous Materials” means all hazardous, toxic, explosive or radioactive substances, chemicals, materials or wastes or other pollutants, including petroleum or petroleum distillates, asbestos, polychlorinated biphenyls, radon gas and all other substances, chemicals, materials or wastes of any nature regulated, listed, defined or for which liability or standards of conduct may be imposed pursuant to any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” shall mean, of any Person, all: (a) indebtedness for borrowed money; (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments; (c) obligations issued or assumed as the deferred purchase price of, or a contingent payment for, property, goods or services, including any deferred acquisition purchase price (but excluding trade accounts payable arising in the ordinary course of business consistent with past practice), “earn-out” or similar agreements; (d) obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, in each case, to the extent such letters of credit, banker’s acceptances and similar credit transactions have been drawn upon; (e) obligations under a lease that are required to be capitalized for financial reporting purposes under GAAP (with the amount of Indebtedness in respect of any such lease being the capitalized amount thereof that would appear on a balance sheet prepared in accordance with GAAP); (f) outstanding or accrued severance, bonus, deferred compensation or similar obligations (payable to any current or former employee, officer, director, contractor or consultant of the Acquired Companies (together with the employer portion of any Taxes payable in connection therewith); (g) contracts, agreements or arrangements entered into outside the ordinary course of business to cover any obligations in support of Tax liabilities; (h) obligations in the nature of guarantees of the obligations of other Persons of the type referred to in clauses (a) through (g) above; (i) obligations of other Persons of the type referred to in clauses (a) through (g) above secured by any Lien on any property owned by such Person (whether or not the obligation secured thereby is assumed by such Person) and (j) principal, accrued interest and prepayment penalties incurred with regard to clauses (a) through (i) above; provided, however, that Indebtedness shall not include any intercompany indebtedness solely between or among the Acquired Companies.

“Intellectual Property Assets” means any and all of the following, as they exist throughout the world: (i) patents and patent applications of any kind (collectively, “Patents”); (ii) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans, Internet domain names and social media addresses and accounts, and registrations and applications for registration of any of the foregoing (collectively, “Marks”); (iii) copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications (collectively, “Copyrights”); (iv) rights under applicable trade secret Law in any information, including inventions, discoveries and invention disclosures (whether or not patented), formulae, patterns, compilations, programs, devices, methods, strategies, techniques and processes, in each case that derives independent economic value, actual or potential, from not being generally known or readily ascertainable by others who can obtain economic value from its disclosure or use (collectively, “Trade Secrets”); (v) mask work rights, (vi) rights of privacy and publicity and rights to personal information, and (vii) any and all other intellectual property rights under applicable Law.

“IRS” means the Internal Revenue Service.

“Knowledge”, whether or not capitalized, or any similar expression used with respect to the Company, means the actual knowledge, after reasonable inquiry, of the Company’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and Chief Strategy Officer.

“Law” shall mean any federal, state, local or foreign statute, law, regulation, requirement, interpretation, permit, license, approval, authorization, decision, directive, decree, rule, ruling, Order, ordinance, code, policy, guideline or rule of common law of any Governmental Entity, including any judicial or administrative interpretation thereof.

“Leased Real Property” shall mean the leasehold or subleasehold interests and any other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property held by the Company or any of its Subsidiaries.

“Legal Proceeding” means any lawsuit, court action or other court proceeding.

“Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, those arising under any Contract or undertaking and those arising as a result of any act or omission.

“Lien” shall mean, with respect to any asset (including any security), any mortgage, deed of trust, lien, pledge, charge, security interest, option, claim, infringement, right of way, defect in title, encroachment, restrictive covenant, license, hypothecation, assignment, priority or other security agreement or preferential arrangement of any kind or nature whatsoever including any conditional sale or other title retention agreement, encumbrance or restriction of any kind in respect of any asset.

“made available to Parent” means that such information, document or material was: (a) publicly available on the SEC EDGAR database prior to the date of this Agreement; (b) delivered to Parent or Parent’s representatives via electronic mail or in hard copy form prior to the execution of this Agreement; or (c) made available for review by Parent or Parent’s representatives prior to 8:00 P.M. Eastern Time on the day prior to the date of this Agreement in the virtual data room hosted by Merrill Corporation and maintained by the Company in connection with the Offer and the Merger.

“Most Recent Balance Sheet” means the balance sheet of the Company as of September 30, 2017 and the footnotes thereto set forth in the Company 10-Q.

“Order” means any writ, judgment, injunction, consent, order, decree, stipulation, award or executive order of or by any Governmental Entity.

“Organizational Documents” means, with respect to any Entity, (a) if such Entity is a corporation, such Entity’s certificate or articles of incorporation, by-laws and similar organizational documents, as amended and in effect on the date hereof, and (b) if such Entity is a limited liability company, such Entity’s certificate or articles of formation and operating agreement.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems; fire protection, security and surveillance systems; telecommunications, computer, wiring and cable installations; utility installations; water distribution systems; and landscaping and all easements and other rights and interests appurtenant thereto, including air, oil, gas, mineral and water rights currently owned by the Acquired Companies.

“Parent Disclosure Schedule” means the Parent Disclosure Schedule dated the date hereof and delivered by Parent to the Company prior to or simultaneously with the execution of this Agreement.

“Parent Material Adverse Effect” means, with respect to Parent, any Effect that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, is or would be reasonably likely to prevent or materially delay the performance by Parent of any of its obligations under this Agreement or the consummation of the Offer, the Merger or the other transactions contemplated by the Transaction Documents.

“Permitted Encumbrances” means (i) Encumbrances disclosed on the Most Recent Balance Sheet (including Encumbrances arising under the Credit Facility), (ii) Encumbrances for real estate Taxes that are not due and payable, or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (iii) mechanics’, carriers’, workmens’, warehousemans’, repairmens’ and materialmens’ liens and other similar liens for labor, materials or supplies incurred in the ordinary course of business for amounts that are not yet due and payable, or that are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (iv) zoning, building codes and other land use Law regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such real property that are not violated by the current use or occupancy of real property or the operation of the business thereon, (v) with respect to the Owned Real Property, restrictions of record identified in any title reports obtained by or made available to Parent, or easements, covenants, conditions, restrictions, defects and other similar matters of record affecting title to real property that do not or would not, individually or in the aggregate, materially or adversely interfere with the ownership, operation or use of the Owned Real Property, the Company’s or its Subsidiaries’ operation of their respective businesses as currently operated or otherwise materially and adversely impair the Company’s or its Subsidiaries’ current businesses operations at such location or value of the property affected thereby, (vi) liens imposed by Law, (vii) non-exclusive rights or licenses in Intellectual Property Assets granted by the Acquired Companies in the ordinary course of business to (1) their customers to use the Acquired Companies’ products and services and (2) contractors and consultants solely to provide their respective services to the Acquired Companies, and (viii) deposits or pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws, or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable.

“Person” means any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint stock company, syndicate, association, entity, unincorporated organization or government, or any political subdivision, agency or instrumentality thereof.

“Personal Data” means any information that can be used on its own or with other information to identify, contact, or locate an individual.

“Real Property” shall mean the Leased Real Property and the Owned Real Property.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting stock or value of such corporation, partnership, limited liability company, joint venture or other legal entity.

“Superior Proposal” means a bona fide written Acquisition Proposal (with all of the references to fifteen percent (15%) included in the definition of Acquisition Proposal increased to 75%) received after the date hereof that was not solicited or negotiated in breach of Section 6.2, that the Company Board (or a committee thereof) determines in good faith, after consultation with the Company’s financial advisor and outside legal counsel, and taking into consideration, among other things, all of the terms, conditions, impact and all legal, financial, regulatory and other aspects of such Acquisition Proposal and this Agreement that the Company Board (or a committee thereof) deems relevant (in each case taking into account any revisions to this Agreement made in writing by Parent prior to the time of determination pursuant to Section 2.3(d)), including financing, regulatory approvals, identity of the Person or group making the Acquisition Proposal and breakup fee provisions, would result in a transaction that (i) is more favorable to the holders of Company Common Stock than the transactions contemplated by this Agreement, and (ii) is reasonably likely to be consummated in accordance with its terms.

“Tax” (and, with correlative meaning, “Taxes”) means any and all federal, state, local or foreign income, gross receipts, property, sales, use, license, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax of any kind whatsoever, together with any interest or penalty or addition, whether disputed or not, imposed by any taxing authority.

“Tax Receivable Agreement” means that certain Tax Receivable Agreement by and among the Company, the persons identified as stockholders of the Company therein and TA Associates Management, L.P., dated as of August 4, 2015.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules or any related or supporting information), including any information return, claim for refund or declaration of estimated Tax and any amendments of any of the foregoing.

“Third Party” means any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than the Company, Parent, Acquisition Sub or any Affiliates thereof.

“Transaction Documents” means this Agreement and all other agreements, instruments and documents to be executed by Parent, Acquisition Sub and the Company in connection with the transactions contemplated by such agreements.

“Transaction Litigation” means any claim or Legal Proceeding (including any class action or derivative litigation) asserted or commenced by, on behalf of or in the name of, a Third Party against or otherwise involving the Company, the Company Board, any committee thereof and/or any of the Company’s directors or officers relating directly or indirectly to this Agreement, the Offer, the Merger or any of the Transactions (including any such claim or Legal Proceeding based on allegations that the Company’s entry into this Agreement or the terms and conditions of this Agreement or any of the Transactions constituted a breach of the fiduciary duties of any member of the Company Board or any officer of the Company).

“Transactions” means the transactions contemplated by this Agreement, including the Offer and the Merger.

“WARN” means the United States Worker Adjustment and Retraining Notification Act, as amended, and any similar foreign, state or local law relating to plant closings and layoffs.

“Worker” means any independent contractor, temporary or agency worker or any other individual who has entered into or works under a contract, whether express or implied and whether oral or in writing, whereby the individual undertakes to do or perform personally any work or services for another party to the contract whose status is not by virtue of the contract that of a client or customer or any profession or business undertaking carried on by the individual.

(b)    Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acquisition Sub	Preamble
Agreement	Preamble
Alternative Acquisition Agreement	2.3c)
Appraisal Shares	3.8c)
Book Entry Share	3.5a)i)
Change in Recommendation	2.3c)
Closing	3.3
Closing Date	3.3
Commerce	4.9d)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	2.3a)
Company Common Stock	Recitals
Company Copyrights	4.6a)
Company Marks	4.6a)
Company Patents	4.6a)
Company Preferred Stock	4.3
Company SEC Documents	4.4a)
Company Stock Certificate	3.5a)
Company Trade Secrets	4.6b)viii)
Compensation Committee	6.8
Compensatory Award Payments	3.7a)
Confidentiality Agreement	2.3e)
Continuing Employees	6.7a)
Copyrights	1.1a)
Current Premium	6.9a)
Delaware Courts	9.5
DGCL	Recitals
Effective Time	3.3
Employment Laws	4.13a)
End Date	8.1b)

Term	Section
Excluded Shares	3.5a)
Expiration Date	2.1d)
Financial Advisor Agreement	4.22
Food Authorities	4.16
FTC	4.16
Indemnified Party	6.9b)
Indemnified Party Proceeding	6.9b)
Initial Expiration Date	2.1d)
International Plan	4.12a)
Intervening Event	2.3d)ii)
Lease	4.7b)
Marks	1.1a)
Material Contract	4.8b)
Merger	Recitals
Merger Consideration	3.5a)
Minimum Condition	Annex I
Notice Period	2.3d)i)
NYSE	2.1e)
OFAC	4.9d)
Offer	Recitals
Offer Commencement Date	2.1a)
Offer Conditions	2.1b)
Offer Documents	2.2a)
Offer Price	Recitals
Offer to Purchase	2.2a)
Parent	Preamble
Party	Preamble
Patents	1.1a)
Paying Agent	3.6a)
Payoff Letter	6.12
Products	4.16
Schedule 14D-9	2.3a)
Schedule TO	2.2a)
SDN List	4.9d)
Superior Proposal Notice	2.3d)i)
Support Agreements	Recitals
Surviving Corporation	Recitals
Termination Fee	8.3b)
Third Party IP Assets	4.6b)iii)
Trade Secrets	1.1a)
USDA	4.16
Withholding Party	3.11

ARTICLE 2

THE OFFER

Section 2.1    Tender Offer.

(a)    Unless this Agreement shall have previously been validly terminated in accordance with Article 8, as promptly as practicable, but in any event within the ten (10) Business Day period commencing on the first (1st) Business Day after the date hereof, Acquisition Sub shall commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase for cash all of the outstanding Company Common Stock (including any Company Common Stock subject to repurchase rights in favor of the Company) at a price per share equal to the Offer Price. The date on which Acquisition Sub commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act, is referred to as the “Offer Commencement Date.” The Offer shall be subject only to the conditions set forth on Annex I.

(b)    Subject to Section 2.1(e), as promptly as practicable on the later of (i) the earliest date as of which Acquisition Sub is permitted under applicable Law to accept for payment Company Common Stock tendered pursuant to the Offer (and not validly withdrawn), and (ii) the earliest date as of which each of the conditions set forth in Annex I (the “Offer Conditions”) shall have been satisfied or waived, Acquisition Sub shall (and Parent shall cause Acquisition Sub to) irrevocably accept for purchase all Company Common Stock tendered pursuant to the Offer (and not validly withdrawn). The obligation of Acquisition Sub to irrevocably accept for purchase Company Common Stock tendered pursuant to the Offer shall be subject only to the satisfaction or waiver of each of the Offer Conditions (and shall not be subject to any other conditions). As promptly as possible after the irrevocable acceptance for purchase of any shares of Company Common Stock tendered pursuant to the Offer, Acquisition Sub shall pay for all shares of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer.

(c)    Notwithstanding anything to the contrary contained in this Agreement, Parent and Acquisition Sub expressly reserve the right to waive any condition to the Offer (to the extent permitted under applicable Laws) or modify any of the terms of the Offer, except that, without the prior written consent of the Company, neither Parent nor Acquisition Sub shall:

(i)    amend, modify or waive the Minimum Condition;

(ii)    decrease the number of shares of Company Common Stock sought to be purchased by Acquisition Sub in the Offer;

(iii)    reduce the Offer Price (except to the extent required pursuant to Section 2.1(f));

(iv)    increase the Offer Price, except in response to a Change in Recommendation or a Superior Proposal Notice;

(v)    extend or otherwise change the expiration date of the Offer (except to the extent required or permitted pursuant to Section 2.1(e));

(vi)    change the form of consideration payable in the Offer;

(vii)    impose any condition to the Offer in addition to the Offer Conditions;

(viii)    amend, modify or supplement any of the terms of the Offer in any manner adversely affecting, or that could reasonably be expected to have an adverse effect on, any of the holders of Company Common Stock; or

(ix)    take any action (or fail to take any action) that would result in the Merger not being permitted to be effected pursuant to Section 251(h) of the DGCL.

(d)    Unless extended pursuant to and in accordance with the terms of this Agreement, the Offer shall expire at midnight (New York City time) on the date that is twenty (20) business days (for this purpose calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (the “Initial Expiration Date”) or, in the event the Initial Expiration Date has been extended pursuant to and in accordance with this Agreement, the date and time to which the Offer has been so extended (the “Expiration Date”).

(e)    Notwithstanding anything to the contrary contained herein, but subject to the Parties’ respective termination rights under Section 8.1, Acquisition Sub shall, and Parent shall cause Acquisition Sub to, extend the Offer from time to time as follows: (i) if on the then-scheduled Expiration Date, the Minimum Condition has not been satisfied or any of the other Offer Conditions has not been satisfied, or waived by Parent or Acquisition Sub if permitted hereunder, then Acquisition Sub shall extend the Offer for one (1) or more occasions in consecutive increments of up to ten (10) Business Days each (or such longer period as may be agreed to by Parent and the Company) in order to permit the satisfaction of such Offer Conditions (subject to the right of Parent or Acquisition Sub to waive any Offer Condition, other than the Minimum Condition); provided, however, that Acquisition Sub shall not be required to extend the Offer and the Expiration Date to a date later than the End Date; and (ii) Acquisition Sub shall extend the Offer for the minimum period required by applicable Law, interpretation or position of the SEC or its staff or the New York Stock Exchange (“NYSE”) or its staff applicable to the Offer; provided, however, that Acquisition Sub shall not be required to extend the Offer and the Expiration Date to a date later than the End Date.

(f)    The Offer Price shall be adjusted appropriately and proportionately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to the Acceptance Time, and such adjustment to the Offer Price shall provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action; provided that nothing in this Section 2.1(f) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(g)    Neither Parent nor Acquisition Sub shall terminate or withdraw the Offer prior to the then scheduled Expiration Date unless this Agreement is validly terminated in accordance with the terms hereof. In the event that this Agreement is terminated pursuant to the terms hereof, Acquisition Sub shall (and Parent shall cause Acquisition Sub to) promptly (and in any event within twenty-four (24) hours of such termination), irrevocably and unconditionally terminate the Offer, shall not acquire any shares of Company Common Stock pursuant to the Offer and shall cause any depository acting on behalf of Acquisition Sub to return, in accordance with applicable Law, all tendered shares of Company Common Stock to the registered holders thereof.

Section 2.2    Actions of Parent and Acquisition Sub.

(a)    On the date of commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Acquisition Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”) that will contain or incorporate by reference the offer to purchase (the “Offer to Purchase”) and form of the related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein, together with all amendments, supplements and exhibits thereto, the “Offer Documents”) and (ii) cause the Schedule TO, the Offer to Purchase and related documents to be disseminated to holders of shares of Company Common Stock. Parent and Acquisition Sub agree that they shall cause the Offer Documents filed by either Parent or Acquisition Sub with the SEC to comply in all material respects with the Exchange Act and the rules and regulations thereunder and other applicable Law. Each of Parent, Acquisition Sub and the Company agrees to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent further agrees to use all reasonable efforts to promptly cause the Offer Documents, as so corrected, to be filed with the SEC and to promptly be disseminated to holders of shares of Company Common Stock as and to the extent required by applicable Law. The Company shall promptly furnish or otherwise make available to Parent, Acquisition Sub or Parent’s legal counsel any information concerning the Acquired Companies and the Company’s stockholders that is required or reasonably requested in connection with any action contemplated by this Section 2.2(a). The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC. Parent and Acquisition Sub agree to provide the Company and its counsel with copies of any comments (including a summary of any oral comments) that Parent, Acquisition Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments. Each of Parent and Acquisition Sub shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer. For purposes of this Agreement, and the Offer, unless otherwise mutually agreed to by the Company and Acquisition Sub, any shares of Company Common Stock subject to notices of guaranteed delivery shall be deemed not to be validly tendered into the Offer unless and until the shares underlying such notices of guaranteed delivery are delivered to Acquisition Sub or to an agent of Acquisition Sub. The Company hereby consents to the inclusion in the Offer Documents of a description of the Company Board Recommendation as it may be amended or modified, and until but not after it is withdrawn, in each case as permitted by this Agreement, and to the inclusion of a copy of the Schedule 14D-9 (as defined below) with the Offer Documents disseminated to the holders of the shares of Company Common Stock.

(b)    Without limiting the generality of Section 9.10, and subject in all respects to the other terms and conditions of the Agreement and the Offer conditions, Parent shall cause to be provided to Acquisition Sub all of the funds necessary to purchase any shares of Company Common Stock that Acquisition Sub becomes obligated to purchase pursuant to the Offer, and shall cause Acquisition Sub to perform, on a timely basis, all of Acquisition Sub’s obligations under this Agreement.

(c)    This Agreement and the transactions contemplated hereby shall be effected under Section 251(h) of the DGCL and Parent and Acquisition Sub shall cause the Merger to be effected as soon as practicable following the consummation of the Offer.

Section 2.3    Actions of the Company.

(a)    On the Offer Commencement Date, the Company shall file with the SEC and (following or contemporaneously with the initial dissemination of the Offer Documents to holders of Company Common Stock, and subject to the final sentence of Section 2.3(b)) disseminate to holders of Company Common Stock a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 2.3(d), shall contain the recommendation of the Company Board that stockholders of the Company tender their shares of Company Common Stock pursuant to the Offer (the “Company Board Recommendation”) and a notice of appraisal rights in compliance with Section 262 of the DGCL. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 (including any amendment or supplement thereto) prior to the filing thereof with the SEC and/or the dissemination thereof to holders of Company Common Stock; provided, however, that the Company need not give Parent and its counsel such opportunity to review and comment in connection with any amendment or supplement to the Schedule 14D-9 that relates to any Acquisition Proposal or any Change in Recommendation. The Company shall promptly provide Parent and its counsel with a copy or a description of any comments received by the Company (or its counsel) from the SEC or its staff with respect to the Schedule 14D-9. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9 and give Parent and its counsel a reasonable opportunity to review and comment on any response to such comments provided to the SEC or its staff; provided, however, that the Company need not give Parent and its counsel such opportunity to review and comment in connection with any such response or comments that relate to any Acquisition Proposal or any Change in Recommendation.

(b)    To the extent required by the applicable requirements of the Exchange Act and the rules and regulations thereunder, (i) each of Parent, Acquisition Sub and the Company shall promptly correct any information provided by it for use in the Schedule 14D-9 if such information shall have become false or misleading in any material respect, and (ii) the Company shall take all steps necessary to promptly cause the Schedule 14D-9, as supplemented or amended to correct such information, to be filed with the SEC and, subject to the final sentence of this Section 2.3(b), to be disseminated to holders of Company Common Stock. Parent and

Acquisition Sub shall promptly furnish to the Company all information concerning Parent or Acquisition Sub that may be reasonably requested by the Company in connection with any action contemplated by this Section 2.3(b). To the extent requested by the Company, Parent shall cause the Schedule 14D-9 and any supplement or amendment thereto to be mailed or otherwise disseminated to the holders of Company Common Stock together with the Offer Documents disseminated to the holders of Company Common Stock.

(c)    Neither the Company Board nor any committee thereof shall, except as permitted by Section 2.3(d) or Section 6.2: (i) withdraw, modify, amend or qualify, in a manner adverse to Parent and Acquisition Sub, the Company Board Recommendation, (ii) approve, recommend or declare advisable any Acquisition Proposal, (iii) fail to include the Company Board Recommendation in the Schedule 14D-9, (iv) if any Acquisition Proposal (other than an Acquisition Proposal in the circumstances described in clause (v) below) has been made public, fail to reaffirm the Company Board Recommendation upon request of Parent within five (5) Business Days upon receipt of a request from Parent to do so, provided, that, Parent may make such request only once with respect to such Acquisition Proposal unless such Acquisition Proposal is subsequently materially modified in which case Parent may make such request once each time such material modification is made, (v) fail to recommend against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D under the Exchange Act within ten (10) Business Days after the commencement of such tender or exchange offer, (vi) publicly propose or publicly announce an intention to take any of the foregoing actions (any action described in clause “(i)” through clause “(vi)” being referred to as a “Change in Recommendation”); or (vii) cause the Company to enter into any letter of intent, memorandum of understanding, agreement in principle or contract (other than a confidentiality agreement entered into in compliance with Section 6.2(a)) contemplating an Acquisition Proposal (any such contract, an “Alternative Acquisition Agreement”) or otherwise resolve or agree to do so.

(d)    Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Acceptance Time, the Company Board may:

(i)    make a Change in Recommendation in response to an Acquisition Proposal and/or cause the Company to terminate this Agreement pursuant to Section 8.1(f) to enter into an Alternative Acquisition Agreement concerning an Acquisition Proposal if: (A) such Acquisition Proposal did not result from a breach of Section 6.2(a) (other than immaterial breaches); (B) the Company Board (or a committee thereof) determines in good faith (1) after consultation with the Company’s outside legal counsel, that such Acquisition Proposal would, if this Agreement or the Offer were not amended or an alternative transaction with Parent were not entered into, constitute a Superior Proposal and (2) after consultation with the Company’s outside legal counsel, that in light of such Acquisition Proposal, a failure to make a Change in Recommendation and/or to cause the Company to terminate this Agreement pursuant to Section 8.1(f) to enter into an Alternative Acquisition Agreement for such Acquisition Proposal would be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable Laws; (C) the Company delivers to Parent a written notice (the “Superior Proposal Notice”) stating that the Company Board intends to take such action and (in the event the Company Board contemplates causing the Company to terminate this Agreement and enter into an Alternative Acquisition Agreement, including a copy of such Alternative Acquisition Agreement) specifying in reasonable detail the reasons therefor, including all information required under Section 6.2(b) (which notice shall not constitute a Change in Recommendation); (D) during the four (4) Business Day period commencing on the date of Parent’s receipt of such Superior Proposal Notice (as may be extended pursuant to clause “(F)” below, the “Notice Period”), the Company (1) shall, and shall cause its Subsidiaries not to enter into any Alternative Acquisition Agreement, and (2) shall, and shall cause its representatives to negotiate with Parent in good faith during the Notice Period (to the extent Parent desires to negotiate) regarding a possible amendment of this Agreement or the Offer or a possible alternative transaction so that the Acquisition Proposal that is the subject of the Superior Proposal Notice ceases to be a Superior Proposal; (E) after the expiration of the Notice Period, the Company Board (or a committee thereof) shall have determined in good faith, after taking into account any amendments to this Agreement and the Offer that Parent and Acquisition Sub have irrevocably agreed in writing to make as a result of the negotiations contemplated by clause “(D)” above, that (1) after consultation with the Company’s outside legal counsel, such Acquisition Proposal constitutes a Superior Proposal, and (2) after consultation with the Company’s outside legal counsel, the failure to make a Change in Recommendation and/or terminate this Agreement pursuant to Section 8.1(f) to enter into such Alternative Acquisition Agreement would be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable Laws; and (F) in the event of any material amendment to the terms of any Superior Proposal (including any amendment to any financial terms or conditions), the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause “(C)” above and a new Notice Period under this Section 2.3(d)(i) shall commence, during which time the Company shall be required to comply with the requirements of this Section 2.3(d)(i) anew with respect to such additional notice, except that such new Notice Period shall be two (2) Business Days; or

(ii)    make a Change in Recommendation not related to an Acquisition Proposal if: (A) any development or event arises after the date hereof materially affecting the Company that does not relate to any Acquisition Proposal and was not known to the Company’s Board or reasonably foreseeable on or prior to the date hereof (any such intervening event unrelated to an Acquisition Proposal being referred to as an “Intervening Event”); (B) the Company Board (or a committee thereof) determines in good faith, after consultation with its outside legal counsel, that, in light of such Intervening Event, a failure to effect a Change in Recommendation would be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable Laws; (C) such Change in Recommendation is not effected prior to the fourth (4th) Business Day after Parent receives written notice from the Company confirming that the Company Board intends to effect such Change in Recommendation (which notice shall not constitute a Change in Recommendation); (D) during such four (4) Business Day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement or the Offer or enter into an alternative transaction; and (E) at the end of such four (4) Business Day period, the Company Board (or a committee thereof) determines in good faith, after consultation with its outside legal counsel and after taking into account any amendments to this Agreement and the Offer that Parent and Acquisition Sub have irrevocably agreed in writing to make as a result of the negotiations contemplated by clause “(D)” above, that, in light of such Intervening Event, a failure to effect a Change in Recommendation would be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable Laws; provided, however, that after compliance with clauses “(C)” through “(E)” of this Section 2.3(d)(ii) with respect to any Intervening Event, the Company shall have no further obligations under clauses “(C)” through “(E)” of this Section 2.3(d)(ii), and the Company Board shall not be required to comply with such obligations with respect to any other Intervening Event.

(e)    In connection with the Offer, the Company shall instruct its transfer agent to furnish to Acquisition Sub a list, as of the most recent practicable date, of all record and beneficial holders of Company Common Stock and their addresses, as well as mailing labels containing such names and addresses. The Company will furnish Acquisition Sub with such additional information (including any security position listings in the Company’s possession) and assistance as Acquisition Sub may reasonably request for purposes of communicating the Offer to the holders of Company Common Stock. All information furnished in accordance with this Section 2.3(e) shall be held in confidence by Parent and Acquisition Sub in accordance with the requirements of the Confidentiality Agreement, and shall be used by Parent and Acquisition Sub only in connection with the communication of the Offer to the holders of Company Common Stock.

ARTICLE 3

THE MERGER; EFFECTIVE TIME

Section 3.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL (including Section 251(h) of the DGCL), at the Effective Time, Acquisition Sub shall be merged with and into the Company, and the separate existence of Acquisition Sub shall cease. The Company will continue as the Surviving Corporation. The Merger shall be effected under Section 251(h) of DGCL as soon as practicable following consummation of the Offer.

Section 3.2    Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

Section 3.3    Closing; Effective Time. The consummation of the Merger (the “Closing”) shall take place at the offices of Goodwin Procter LLP, 620 Eighth Avenue, New York, New York 10018, at 10:00 a.m. local time as soon as practicable following the Acceptance Time (or at such other time and location as agreed upon by the Parties), subject to the satisfaction or, to the extent permitted by applicable Law, the waiver of the conditions set forth in Article 7 by the Parties entitled thereto, but in any event no later than the second (2nd) Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) (the date on which the Closing occurs, the “Closing Date”). Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company and, as soon as practicable on the Closing Date, delivered to the Secretary of State of the State of Delaware for

filing. The Merger shall become effective upon the date and time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the Parties and specified in the certificate of merger (such date and time, the “Effective Time”). From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and the Acquisition Sub, all as provided in the DGCL.

Section 3.4    Certificate of Incorporation and Bylaws; Directors. At the Effective Time, unless otherwise jointly determined by Parent and the Company prior to the Effective Time:

(a)    the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety as of the Effective Time to read as set forth on Exhibit A hereto, and, as so amended and restated shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended in accordance with its terms and as provided in the DGCL;

(b)    the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to read as set forth on Exhibit B hereto, and, as so amended and restated shall be the Bylaws of the Surviving Corporation, until thereafter amended in accordance with its terms and as provided in the DGCL; and

(c)    the Parties shall take all requisite action such that, from and after the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the directors of Acquisition Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

Section 3.5    Conversion of Company Common Stock.

(a)    Subject to Section 3.8, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Acquisition Sub, the Company or any holder of Company Common Stock:

(i)    Each share of Company Common Stock (other than shares of Company Common Stock (a) held in the treasury of the Company, (b) at the commencement of the Offer were owned by Parent or Acquisition Sub, or any direct or indirect wholly-owned subsidiaries of Parent of Acquisition Sub, or (c) irrevocably accepted for purchase in the Offer (collectively, the “Excluded Shares”)) shall be automatically canceled and converted into the right to receive an amount in cash equal to the Offer Price (the “Merger Consideration”), without interest and reduced by the amount of any withholding that is required under applicable Tax Law, in accordance with Section 3.11. At the Effective Time, all of the shares of Company Common Stock shall cease to be outstanding, shall automatically be cancelled and shall cease to exist, and each certificate (a “Company Stock Certificate”) formerly representing any of such shares (other than Excluded Shares) and each non-certificated share represented by book entry (a “Book Entry Share”) (other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration, without interest and reduced by the amount of any withholding that is required under applicable Tax Law, in accordance with Section 3.11, to be paid upon surrender of such Company Stock Certificate or Book Entry Share in accordance with Section 3.6.

(ii)    Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

(iii)    At the Effective Time, each share of common stock, par value $0.0001 per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into one share of common stock, par value $0.0001 per share, of the Surviving Corporation.

(b)    Without duplication of the effects of Section 2.1(f), if, between the date hereof and the Effective Time, the outstanding Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the amount of cash into which each share of Company Common Stock is converted in the Merger shall be adjusted to the extent appropriate.

Section 3.6    Payment for Company Common Stock.

(a)    Prior to the Effective Time, (i) Parent shall appoint American Stock Transfer & Trust Co., LLC to act as paying agent with respect to the Merger (the “Paying Agent”), and (ii) Parent shall deposit, or shall cause to be deposited, with the Paying Agent cash amounts sufficient to enable the Paying Agent to make payments pursuant to Section 3.5 to holders of Company Common Stock outstanding immediately prior to the Effective Time.

(b)    Within two (2) Business Days after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to mail to each Person who was, immediately prior to the Effective Time, a holder of record of Company Common Stock described in Section 3.5 a form of letter of transmittal (mutually approved by Parent and the Company) and instructions for use in effecting the surrender of Company Stock Certificates or Book Entry Shares previously representing such Company Common Stock in exchange for payment therefor. Parent shall ensure that, upon surrender to the Paying Agent of each such Company Stock Certificate or Book Entry Share (or affidavits of loss in lieu of the Company Stock Certificate pursuant to Section 3.12), together with a properly executed letter of transmittal, the holder of such Company Stock Certificate or Book Entry Share (or, under the circumstances described in Section 3.6(e), the transferee of the Company Common Stock previously represented by such Company Stock Certificate or Book Entry Share) shall promptly receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Company Stock Certificate or Book Entry Share pursuant to Section 3.5. Exchange of any Book Entry Shares shall be effected in accordance with the Paying Agent’s customary procedures with respect to securities represented by book entry.

(c)    On or after the first anniversary of the Effective Time, the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to the Surviving Corporation any funds made available by Parent to the Paying Agent which have not been disbursed to holders of Company Stock Certificates or Book Entry Shares in accordance with this Section 3.6, and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation with respect to the cash amounts payable upon surrender of their Company Stock Certificates or Book Entry Shares. Neither the Paying Agent nor the Surviving Corporation shall be liable to any holder of a Company Stock Certificate or Book Entry Share for any amount properly paid to a public official pursuant to any applicable abandoned property or escheat law.

(d)    If any Company Stock Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed, Parent shall cause the Paying Agent to pay in exchange for such lost, stolen or destroyed Company Stock Certificate the cash amount payable in respect thereof pursuant to this Agreement.

(e)    In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made with respect to such Company Common Stock to a transferee of such Company Common Stock if the Company Stock Certificate (if applicable) previously representing such Company Common Stock is presented to the Paying Agent, accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and to evidence that any applicable stock transfer taxes relating to such transfer have been paid.

(f)    At the Effective Time, the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Company Stock Certificate, which shares were outstanding immediately prior to the Effective Time and converted into the right to receive the Merger Consideration in accordance with this Section 3.6, is presented to the Paying Agent or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in this Section 3.6.

(g)    The Surviving Corporation shall bear and pay all charges and expenses, including those of the Paying Agent, incurred in connection with the payment for Company Common Stock.

Section 3.7    Company Compensatory Awards.

(a)    At the Effective Time by virtue of the Merger and without any action on the part of the holders thereof, each Company Compensatory Award, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, immediately prior to the Effective Time, be cancelled and extinguished and, in exchange therefor, each former holder of any such Company Compensatory Award shall have the right to receive an amount in cash equal to the product of (x) the aggregate number of shares of Company Common Stock subject to each such Company Compensatory Award immediately prior to the Effective Time and (y) the Merger Consideration less any per share exercise or purchase price of such Company Compensatory Award immediately prior to such cancellation (such amounts payable hereunder being referred to as the “Compensatory Award Payments”). From and after the Effective Time, any such Company Compensatory Award shall no longer be exercisable by the former holder thereof or otherwise represent the right to receive Company Common Stock or other equity securities, but shall only entitle such holder only to the payment of the Compensatory Award Payment; provided that any Company Compensatory Award in respect of a Company Option that has an exercise price equal to or greater than the Merger Consideration shall be cancelled without any consideration therefor. The Compensatory Award Payments shall be paid as soon as practicable following the Effective Time, without interest and reduced by the amount of any withholding that is required under applicable Tax Law, in accordance with Section 3.11.

(b)    Prior to the Effective Time, the Company shall take any and all such actions as are necessary (under the Company Benefit Plans, applicable award agreements, applicable Law or otherwise) to effect the foregoing provisions of this Section 3.7, including by amending the applicable Company Benefit Plans.

Section 3.8    Appraisal Rights.

(a)    Notwithstanding anything to the contrary contained in this Agreement, any Company Common Stock that constitute Appraisal Shares shall not be converted into the right to receive the Merger Consideration, and each holder of Appraisal Shares shall be entitled only to receive such consideration as is determined to be due with respect to such Appraisal Shares pursuant to Section 262 of the DGCL. From and after the Effective Time, a holder of Appraisal Shares shall not have and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation. If any holder of Appraisal Shares shall fail to perfect or shall otherwise waive, withdraw or lose such holder’s right to appraisal under Section 262 of the DGCL, then (i) the right of such holder to be paid such consideration as is determined to be due pursuant to Section 262 of the DGCL shall cease, and (ii) such Appraisal Shares shall be deemed to have been converted as of the Effective Time into and have become exchangeable only for the right to receive (upon the surrender of the Company Stock Certificate(s) or Book Entry Shares previously representing such Appraisal Shares) the Merger Consideration, without interest and reduced by the amount of any withholding that is required under applicable Tax Law, in accordance with Section 3.11.

(b)    The Company (i) shall give Parent prompt written notice of any demand, or any withdrawal or attempted withdrawal of such demand, by any stockholder of the Company for appraisal of such stockholder’s Company Common Stock pursuant to Section 262 of the DGCL, and (ii) shall give Parent the opportunity to participate in all negotiations and proceedings with respect to any such demand. The Company shall not make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal or waive any failure to timely deliver a written demand (or an appraisal or agree to do any of the foregoing) without the consent of Parent.

(c)    For purposes of this Agreement, “Appraisal Shares” shall refer to shares of Company Common Stock outstanding immediately prior to the Effective Time that are held by a holder who is entitled to demand and has properly demanded appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL.

Section 3.9    Merger Without Meeting of Stockholders. The Merger shall be effected under Section 251(h) of the DGCL. The Parties agree to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable following the consummation of the Offer, without a meeting of the stockholders of the Company in accordance with Section 251(h) of the DGCL.

Section 3.10    Further Action. If, at any time after the Effective Time, any further action is necessary to carry out the purposes of this Agreement, the officers and directors of the Surviving Corporation and Parent shall (in the name of Acquisition Sub, in the name of the Company or otherwise) take such action.

Section 3.11    Withholding of Tax. Notwithstanding anything in this Agreement to the contrary, after consultation with and providing adequate written notice to the Company, each of Parent, Acquisition Sub, the Surviving Corporation, any of the Acquired Companies, any Affiliate thereof or the Paying Agent (each, a “Withholding Party”) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Company Compensatory Awards such amount as such Withholding Party is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by a Withholding Party and withheld amounts are paid over to the applicable Governmental Entity in accordance with applicable Law, then for all purposes of this Agreement such amounts shall be treated as having been paid to the former holder of Company Common Stock or Company Compensatory Awards in respect of which such deduction and withholding was made.

Section 3.12    Lost Company Stock Certificates. If any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such lost, stolen or destroyed Company Stock Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Company Stock Certificate the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such lost, stolen or destroyed Company Stock Certificate without any interest thereon.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (x) as disclosed in the Company Disclosure Schedule (it being acknowledged and agreed that disclosure of any item in any Section or subsection of the Company Disclosure Schedule shall be deemed disclosed with respect to any other Section or subsection of the Company Disclosure Schedule to the extent that the relevance of any disclosed event, item or occurrence in the Company Disclosure Schedule to such other Section or subsection is reasonably apparent on its face as to matters and items that are the subject of the corresponding representation or warranty in this Agreement, and (y) as set forth in such Company SEC Documents filed or furnished by the Company with or to the SEC prior to the date hereof, to the extent it is reasonably apparent that any such disclosure set forth in the Company SEC Documents would qualify the representations and warranties contained herein, and excluding from the Company SEC Documents (i) any exhibits thereto and (ii) any risk factor disclosures, disclosures about market risk or other cautionary, predictive or forward-looking disclosures contained therein (other than those disclosures which relate to specific historical events or circumstances affecting the Company), the Company represents and warrants to each of Parent and Acquisition Sub as follows:

Section 4.1    Due Organization and Good Standing; Subsidiaries.

(a)    Each of the Acquired Companies (i) is a corporation or other entity that is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Law of its jurisdiction of incorporation or organization, as applicable, (ii) has full corporate (or, in the case of any Subsidiary that is not a corporation, other) power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, with respect to clause (iii), where the failure to be so qualified or licensed would not reasonably be expected to have a Company Material Adverse Effect.

(b)    Section 4.1(b) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates its jurisdiction of organization. None of the Acquired Companies owns any capital stock of, or any equity interest of, or any equity interest of any nature in, any other Entity, other than in the Acquired Companies or short term investments.

Section 4.2    Organizational Documents. The Company has made available to Parent (or included as an exhibit to the Company SEC Documents) complete and correct copies of the certificate of incorporation and by-laws (or similar organizational documents) of the Company and each material Subsidiary of the Company, each as amended to date, and each as so made available is in full force and effect. The Company is not in violation of any of the provisions of the Company Certificate of Incorporation or the Company Bylaws and will not be in violation of any of the provisions of the Company Certificate of Incorporation or Company Bylaws, as the Company Certificate of Incorporation and the Company Bylaws may be amended (subject to Section 6.1(a)) between the date hereof and the Closing Date. As of any date following the date hereof, notwithstanding anything in this Agreement to the contrary and notwithstanding anything set forth in the Company Disclosure Schedule, neither the Company nor any of its “significant subsidiaries” (as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act) has filed for bankruptcy or filed for reorganization under the U.S. federal bankruptcy Law or similar state or federal Law, become insolvent or become subject to conservatorship or receivership.

Section 4.3    Capitalization.

(a)    The authorized capital stock of the Company consists of: (i) 375,000,000 shares of Company Common Stock, and (ii) 10,000,000 shares of undesignated preferred stock, par value $0.0001 per share (the “Company Preferred Stock”). As of the close of business on

December 15, 2017, 76,739,908 shares of Company Common Stock were issued and outstanding (including 1,271,288 shares of Company Restricted Stock), 1,271,288 shares of Company Common Stock were held by the Company as treasury shares, and no shares of Company Preferred Stock were issued and outstanding. All of the outstanding Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. As of December 15, 2017, Company RSUs relating to 1,136,088 shares of Company Common Stock and Company Options relating to 2,428,849 shares of Company Common Stock were subject to issuance pursuant to outstanding Company Compensatory Awards, other than Company Restricted Stock.

(b)    Except as set forth in the Company’s Certificate of Incorporation or as set forth on Section 4.3(b) of the Company Disclosure Schedule, (i) none of the outstanding Company Common Stock is entitled or subject to any preemptive right, right of repurchase, right of participation or any similar right; (ii) none of the outstanding Company Common Stock is subject to any right of first refusal in favor of any of the Acquired Companies; and (iii) there is no contract to which any of the Acquired Companies is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Company Common Stock. None of the Acquired Companies is under any obligation, nor is any of the Acquired Companies bound by any contract pursuant to which it will become obligated, to repurchase, redeem or otherwise acquire any outstanding Company Common Stock or other securities.

(c)    Except as set forth in Section 4.3(c) of the Company Disclosure Schedule, there are no bonds, debentures, notes or other Indebtedness of the Acquired Companies issued and outstanding having the right to vote (or convertible or exercisable or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote.

(d)    As of December 17, 2017, there was no: (i) outstanding subscription, option, call, warrant or other right (whether or not currently exercisable) to acquire any shares of the capital stock, restricted stock unit, stock-based performance unit, shares of phantom stock, stock appreciation right, profit participation right or any other right that is linked to, or the value of which is based on or derived from, the value of any shares of capital stock of the Company; (ii) outstanding security, instrument, bond, debenture or note that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Companies; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any Acquired Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(e)    Section 4.3(e) of the Company Disclosure Schedule sets forth a true and complete list of each Company Compensatory Award that is outstanding as of December 17, 2017, including the name of the holder, the type of award, the date of grant, the number of shares of Company Common Stock subject to the award, the exercise price (if any) and the vesting terms. The Company will update Section 4.3(e) of the Company Disclosure Schedule from time to time prior to the Closing to reflect any applicable changes thereto.

(f)    All the outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized and validly issued and are fully paid, nonassessable and not subject to preemptive rights, and are owned by the Company, by another Subsidiary of the Company or by the Company and another Subsidiary of the Company, free and clear of all pledges, liens, charges, mortgages, encumbrances, adverse claims and interests, or security interests of any kind or nature whatsoever, other than Permitted Encumbrances. As of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units or contracts to which any Subsidiary of the Company is a party or by which any Subsidiary of the Company is bound obligating any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or any security convertible or exchangeable for any shares of capital stock of, any Subsidiary of the Company.

(g)    Except for its interests in the Subsidiaries of the Company listed on Section 4.3(f) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

Section 4.4    SEC Filings; Financial Statements.

(a)    All reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed by the Company with the SEC since December 31, 2015 (the “Company SEC Documents”) have been filed with the SEC on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date hereof, then on the date of such filing): (i) each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be); and (ii) none of the Company SEC Documents contained when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)    The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); and (iii) fairly present, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations of the Company for the periods covered thereby. No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the consolidated financial statements of the Company.

(c)    The Company has established and maintained effective disclosure controls and procedures and a system of internal control over financial reporting (as such terms are defined by Rule 13a-15 or 15d-15 under the Exchange Act). The Company is, and has been since January 1, 2015, in compliance in all material respects with all current listing requirements of the NYSE, and each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are complete and correct.

(d)    Since the date of the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, the Company’s auditors and the Company’s Audit Committee of the Board of Directors have not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involved management or other employees who have a significant role in the Company’s internal control over financial reporting;

(e)    As of the date hereof, there has not been any material complaint, allegation, assertion or claim that the Acquired Companies have engaged in questionable accounting or auditing practices.

(f)    None of the Acquired Companies has effected, entered into or created any securitization transaction or “off-balance sheet arrangement” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) where the result, purpose or intended effect of such transaction or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Acquired Companies in its published financial statements or other Company SEC Documents.

(g)    As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents.

(h)    Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, none of the Acquired Companies has made or permitted to remain outstanding any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(i)    Except as reflected on the Most Recent Balance Sheet, none of the Acquired Companies has liabilities of any nature (whether accrued, absolute, contingent or otherwise), except for: (i) liabilities disclosed in the financial statements (including any related notes) contained in the Company SEC Documents; (ii) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Most Recent Balance Sheet; (iii) liabilities that have not had a Company Material Adverse Effect; and (iv) liabilities and obligations incurred in connection with the transactions contemplated by this Agreement.

(j)    Since January 1, 2015, there has been no transaction, agreement, arrangement or understanding, or series of proposed transactions agreements, arrangements or understandings, nor is there any proposed transaction as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings to which the Company or any Subsidiary of the Company was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 4.5    Absence of Certain Changes. Since the date of the Most Recent Balance Sheet through the date hereof, except as disclosed in the Company 10-Q or in Company SEC Documents since the date of the Most Recent Balance Sheet through the date hereof, and except as specifically contemplated by, or as disclosed in, this Agreement, (a) the Acquired Companies have conducted their businesses in all material respects in the ordinary course consistent with past practice and, (b) since and through such dates, there has not been any Company Material Adverse Effect. Since the date of the Most Recent Balance Sheet through the date hereof, the Acquired Companies have not taken any of the actions set forth under Section 6.1(a), (b), (d), (f), (g), (h), (p) or (s) (solely as it relates to Section 6.1(a), (b), (d), (f), (g), (h) or (p)).

Section 4.6    Intellectual Property Rights.

(a)    Section 4.6(a) of the Company Disclosure Schedule lists all Patents owned or purported to be owned by the Acquired Companies (“Company Patents”), registered and applied-for Marks owned or purported to be owned by the Acquired Companies (“Company Marks”) and registered and applied-for Copyrights owned or purported to be owned by the Acquired Companies (“Company Copyrights”).

(b)    Except as set forth in Section 4.6(b) of the Company Disclosure Schedule and except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect:

(i)    the Acquired Companies are the sole and exclusive beneficial and, with respect to applications and registrations, record owner of all of the Company Intellectual Property Assets, free and clear of all Encumbrances (other than Permitted Encumbrances);

(ii)    all Company Patents, Company Marks and Company Copyrights have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned and, to the Knowledge of the Company, are valid and enforceable, except for such issuances, registrations or applications that the Company has permitted to expire or has cancelled or abandoned in its reasonable business judgment based on their not being material to the operation of the business of the Acquired Companies;

(iii)    there are no pending or, to the Knowledge of the Company, threatened claims against any Acquired Company alleging that the operation of the business of such Acquired Company infringes, misappropriates or otherwise violates, or has infringed, misappropriated or otherwise violated, the rights of any Person in or to any Intellectual Property Assets (“Third Party IP Assets”) or that any of the Company Intellectual Property Assets is invalid or unenforceable;

(iv)    to the Knowledge of the Company, the operation of the business of the Acquired Companies as currently conducted does not infringe, misappropriate or otherwise violate, and as conducted since January 1, 2015, has not infringed, misappropriated or otherwise violated, the rights of any Person in or to any Third Party IP Assets, and the manufacture of the Products as currently carried out does not require any trade secrets, proprietary know-how or other intellectual property that is not owned by the Company;

(v)    to the Knowledge of the Company, there is no jurisdiction anywhere in the world in which the Marks listed on Schedule 4.6(b)(v) of the Company Disclosure Schedule are not available for use and registration by an Acquired Company in connection with the types of products offered by the Acquired Companies under such Marks;

(vi)    all employees and consultants who made material contributions to the discovery or development of any of the Company Intellectual Property Assets did so either (A) within the scope of his or her employment such that, subject to and in accordance with applicable Law, all Intellectual Property Assets arising therefrom became the exclusive property of and are exclusively owned by an Acquired Company or (B) pursuant to written agreements assigning, subject to applicable Law, all Intellectual Property Assets arising therefrom to an Acquired Company;

(vii)    to the Knowledge of the Company, there is no, nor has there been any, infringement, misappropriation or other violation by any Person of any of the Company Intellectual Property Assets; and

(viii)    the Company has taken reasonable security measures to protect the secrecy of all Trade Secrets owned by the Acquired Companies (the “Company Trade Secrets”), including, without limitation, requiring each Company employee and consultant and any other person with access to Company Trade Secrets to execute a binding confidentiality agreement and, to the Knowledge of the Company, there has not been any breach by any party to such confidentiality agreements.

(c)    The Acquired Companies maintain policies and procedures regarding data security and privacy that are commercially reasonable and that are designed to ensure that the Acquired Companies are in compliance with all applicable Law concerning privacy and data security of Personal Data. The Acquired Companies are, and, to the Knowledge of Company have been, in compliance in all material respects with applicable Laws, and the Acquired Companies’ past and present privacy policies, pertaining to data privacy and data security of Personal Data. To the Knowledge of the Company, there have been no material losses or thefts of data or security breaches relating to any Personal Data or Trade Secrets used in the businesses of the Acquired Companies. None of the Acquired Companies has received written notice of any investigations, claims, or lawsuits related to the Acquired Companies’ processing of any Personal Data and to the Knowledge of the Company, no such investigations, claims or lawsuits are pending.

(d)    Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereby, will, with or without notice or the lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of rights in, or Lien on, or the acceleration of any rights with respect to, or (ii) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any Intellectual Property Assets used by the Acquired Companies.

Section 4.7    Title to Assets; Real Property.

(a)    Section 4.7(a) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of all real property owned by the Acquired Companies, which schedule sets forth the fee owner, physical address of such Owned Real Property and, if applicable, any portion thereof that is subject to a third party occupancy agreement. The Acquired Companies have good and marketable fee simple title to all Owned Real Property, free and clear of all Liens, other than Permitted Encumbrances, (ii) there are no outstanding options, rights of first offer or first negotiation or rights of first refusal in favor of any party to purchase such Owned Real Property or any material portion thereof or material interest therein, (iii) the Acquired Companies have not received written notice of any condemnation proceeding or proposed action or agreement for taking in lieu of condemnation with respect to any portion of such Owned Real Property and (iv) the Acquired Companies have delivered or made available to the Parent complete and accurate copies of all deeds, mortgages, surveys, licenses, title insurance policies, or equivalent documentation with respect to the Owned Real Property and other documents relating to or affecting title to the Owned Real Property, none of which have been amended or rescinded.

(b)    Section 4.7(b) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of all material leases, subleases, licenses or other occupancy agreements for real property to which the Acquired Companies are a party that are currently in effect, including all amendments, supplements, modifications, renewals, guaranties, extensions or other agreements with respect thereto, which are true, correct and complete in all material respects and in each case constitute the entire agreement among the parties thereto (the “Leases” or individually, a “Lease”), together with the address of the related property. The Acquired Companies have delivered or made available to Parent complete and accurate copies of each Lease. The Leases are in full force and effect subject to proper authorization and execution of such lease by the other party and (ii) the Acquired Companies hold good and subsisting leasehold interests in the Leased Real Property, free and clear of all subtenancies and other occupancy rights and Liens, other than Permitted Encumbrances. To the Knowledge of the Acquired Companies, no default or breach by the Acquired Companies, nor any event with respect to the Acquired Companies that with notice or the passage of time would result in a default or breach, has occurred under any Real Property Lease and, to the Knowledge of the Acquired Companies, no default or breach, nor any event that with notice or the passage of time would result in a default or breach, by any other contracting parties has occurred thereunder. The Acquired Companies have not received written notice of any condemnation proceeding or proposed action or agreement for taking in lieu of condemnation, nor to the Knowledge of the

Acquired Companies, is any such proceeding, action or agreement pending or threatened in writing, with respect to any portion of any Leased Real Property. Other than as set forth in Section 4.7(b) of the Company Disclosure Schedule (i) no consent by the landlord under any Real Property Lease is required in connection with the consummation of the transactions contemplated hereby and (ii) the Acquired Companies have not vacated or abandoned any of the Leased Real Properties or given notice of its intent to do the same.

Section 4.8    Contracts.

(a)    Except as set forth on Section 4.8 of the Company Disclosure Schedule or as filed as exhibits to the Company SEC Documents, and except for this Agreement, as of the date hereof, none of the Acquired Companies is a party to or is bound by any Contract, arrangement, commitment or understanding:

(i)    that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii)    pursuant to which any Acquired Company received customer revenues for the 2017 fiscal year in excess of $2,500,000;

(iii)    evidencing a commitment of any Acquired Company to make a capital expenditure or loan in excess of $2,000,000 (except with respect to equipment lease financing in the ordinary course of business);

(iv)    (A) containing a covenant limiting the ability of any Acquired Company to compete or engage in any line of business or to compete with any Person in any geographic area, (B) requiring any Acquired Company to conduct any business on a “most favored nations” basis with any third party, or (C) providing for “exclusivity” or any similar requirement in favor of any third party;

(v)    relating to or evidencing Indebtedness or any guarantee of Indebtedness by any Acquired Company in excess of $4,000,000, other than any such Contract between or among the Acquired Companies;

(vi)    granting to an Acquired Company the right to use or register any material Intellectual Property Assets (other than standard form contracts granting rights to use readily available off-the-shelf software), restricting the right of an Acquired Company to use or register any material Intellectual Property Assets, or granting to a third party the right to use or register any material Intellectual Property Assets, including any material license agreements, coexistence agreements, and covenants not to sue;

(vii)    providing for the acquisition or disposition of any assets (other than acquisitions or dispositions of assets in the ordinary course of business), businesses (whether by merger, sale of stock, sale of assets or otherwise) or capital stock or other equity interests of a third party that (A) has not yet been consummated or (B) has outstanding any material purchase price adjustment, “earn-out”, indemnification, payment or similar obligations on the part of any Acquired Company;

(viii)    the ultimate contracting party of which is a Governmental Entity and that is material to the Acquired Companies’ business (including any subcontract with a prime contractor or other subcontractor who is party to such Contract);

(ix)    other than with respect to any partnership that is wholly owned by the Company or any wholly owned Subsidiary of the Company, relating to the formation, creation, operation, management or control of any legal partnership or any joint venture entity pursuant to which an Subsidiary of the Company has an obligation (contingent or otherwise) to make a material investment in or material extension of credit to any Person;

(x)    prohibiting, limiting, conditioning or in any way restricting the sale of any businesses or assets of the Company; or

(xi)    that is the type of contract or arrangement that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

(b)    Each Contract, arrangement, commitment or understanding of the type described above in this Section 4.8, whether or not set forth in Section 4.8 of the Company Disclosure Schedule is referred to herein as a “Material Contract”. Except Material Contracts that have expired or terminated by their terms, all of the Material Contracts are valid and binding on the Acquired Companies, as the case may be, and, to the Knowledge of the Company, each other party thereto, as applicable, and in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity. No Acquired Company has, and to the Knowledge of the Company, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of any Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect. No Acquired Company has received written notice of any of the foregoing or any written notice from any other party under any Material Contract of an intent to terminate, cancel, materially change the scope of any rights under or fail to renew such Material Contract, and no Acquired Company or, to the knowledge of the Company, any other party to any Material Contract, has repudiated in writing any provision thereof. All contracts, agreements, arrangements and understandings by and between any of the Acquired Companies, on the one hand, and TA Associates Management, L.P. and any of its Affiliates or their respective successors or permitted transferees, on the other hand, will terminate as of the Closing without any action or further liability or obligation on the part of any of the parties thereto.

Section 4.9    Compliance.

(a)    Compliance with Laws; Permits. Except as set forth on Section 4.9(a) of the Company Disclosure Schedule, each of the Acquired Companies is in, and since January 1, 2015 has been in, compliance with all Laws and any operating rules, regulations, requirements, and guidelines, in each case applicable to its businesses, except where the failure to comply with such Laws would not have a Company Material Adverse Effect. None of the Acquired Companies has, during the past three (3) years: (a) received any written notice from any

Governmental Entity regarding any material violation by any of the Acquired Companies of any Law; or (b) provided any written notice to any Governmental Entity regarding any material violation by the Acquired Companies of any Law, which notice in either case remains outstanding or unresolved as of the date hereof and which violation would reasonably be expected to result in material liability to the Acquired Companies. All material approvals, permits, franchises, grants, licenses, easements, variances, consents certificates, clearances, permissions, qualifications, registrations, orders, exceptions, exemptions and similar authorizations of all Governmental Entities and any registrations with applicable associations needed for the Acquired Companies to own, lease and operate their properties and assets and to carry on their business as they are now conducted have been obtained by them and are valid and in full force and effect, except for such matters that individually and in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect. No representation or warranty is made in this Section 4.9 with respect to Tax matters, which shall be addressed exclusively by Section 4.11 (Tax Matters) and Section 4.12 (Employee Benefit Plans), or environmental matters, which shall be addressed exclusively by Section 4.14 (Environmental Matters) or food compliance matters, which shall be addressed exclusively by Section 4.16 (Food Compliance).

(b)    Prohibited Payments. Except for matters that, individually or in the aggregate, would not have a Company Material Adverse Effect, to the Knowledge of the Company, any agent, or employee of the Acquired Companies or other Person acting for or on behalf or at the direction of the Acquired Companies has, in the course of its actions for, or on behalf of, any of them (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic Government Official from corporate funds, (iii) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic Government Official or (iv) otherwise violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended.

(c)    Anticorruption Laws. During the last five (5) years, none of the Acquired Companies has received any written communication that alleges that the Acquired Companies, or any representative or other Person acting for or on behalf of or at the direction thereof is, or may be, in material violation of, or has, or may have, any material liability under, Anticorruption Laws.

(d)    Import/Export Compliance. To the Knowledge of the Company, each of the Acquired Companies has at all times during the past five (5) years conducted its export transactions in material compliance with (i) all applicable U.S. international trade laws, including the International Emergency Economic Powers Act, as amended; the Trading With the Enemy Act, as amended; the Executive Orders and regulations administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”) imposing embargoes and restrictions on transactions with designated countries and parties, including individuals and entities designated on OFAC’s list of Specially Designated Nationals and Blocked Persons (“SDN List”); the anti-boycott regulations administered by the U.S. Department of Commerce (“Commerce”), and the U.S. Department of the Treasury; the Export Administration Act of 1979, as amended; the Export Administration Regulations; the Arms Export Control Act, as amended; and the International Traffic in Arms Regulations and (ii) all other applicable international trade laws in other countries in which the Company conducts business, except, in each case, for any instances of noncompliance that would not have a Company Material Adverse Effect. Without limiting the foregoing, none of the Acquired Companies or any officer, director or employee of the Company and, to the Knowledge of the Company, any agent or other Person acting for, on behalf of, or at the direction of the Acquired Companies has (A) been or is designated on any list of any Governmental Entity, including the SDN List, Commerce’s Denied Persons List, the Commerce Entity List, and the U.S. Department of State’s Debarred List, (B) participated in any unlawful transaction involving such designated persons or entities, or any country that is subject to U.S. sanctions administered by OFAC or (C) participated in any unlawful transaction involving international terrorism or nuclear, chemical or biological weapons proliferation.

Section 4.10    Legal Proceedings; Orders.

(a)    Except as set forth in Section 4.10 of the Company Disclosure Schedule, as of the date hereof, there is no Legal Proceeding pending (or, to the Knowledge of the Company, being threatened) against the Acquired Companies that is or reasonably would be expected by the Company to have a Company Material Adverse Effect.

(b)    As of the date hereof, there is no material Order, applicable to the Acquired Companies under which any of them is subject to ongoing obligations that is expected by the Company to have a Company Material Adverse Effect.

(c)    Since January 1, 2015, no Acquired Company has received any notice alleging any non-compliance or violations of Law from, or any notice of any actual or pending investigations by, any Governmental Entity, that is or reasonably would be expected to be material to the Acquired Companies, taken as a whole. There is no pending, to the knowledge of the Company, or threatened investigation by any Governmental Entity with respect to the Acquired Companies that is or reasonably would be expected by the Company to have a Company Material Adverse Effect.

Section 4.11    Tax Matters.

(a)    The Acquired Companies have filed with the appropriate Governmental Entities all material Tax Returns that are required to be filed by them and all such Tax Returns are true, complete and accurate in all material respects. All material Taxes due and owing by the Acquired Companies (whether or not shown to be due on any Tax Returns) have been timely paid. None of the Acquired Companies currently is the beneficiary of any extension of time within which to file any Tax Return other than customary extensions for which no approval is required. There are no security interests or other Encumbrances on any of the assets of the Acquired Companies that arose in connection with any failure (or alleged failure) to pay any Tax, other than statutory liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(b)    Each of the Acquired Companies has complied in all material respects with all applicable Laws relating to information reporting and the collection, withholding and remittance of Taxes and has duly and timely collected and withheld in connection with any amounts paid, credited or owing to any employee, Worker, creditor, customer, policyholder, or other Person, and has fully and timely remitted to the appropriate Governmental Entity, all material amounts required to be so collected, withheld and remitted.

(c)    Each of the Acquired Companies has established (and until the Closing Date will maintain) on its books and records reserves adequate to satisfy all material liabilities for Taxes that are not yet due and payable and are required to be accrued in accordance with GAAP, through the Closing Date.

(d)    There is no dispute concerning any material Tax Liability of any Acquired Company raised by any Governmental Entity to the Acquired Companies that remains unpaid, and none of the Acquired Companies has received written notice of any threatened audits or investigations relating to any Taxes.

(e)    None of the Acquired Companies has done business in, engaged in a trade or business in or has business in force in, any jurisdiction in which it has not filed all required material Tax Returns. No written claim has ever been made by a Governmental Entity in a jurisdiction where Tax Returns are not filed by or with respect to the Acquired Companies that any of the Acquired Companies is or may be subject to taxation by that jurisdiction.

(f)    None of the Acquired Companies has waived any statute of limitations in respect of Taxes or agreed to, or requested, any extension of time with respect to Taxes.

(g)    There are no agreements relating to the allocating or sharing of Taxes to which the any of Acquired Companies is a party other than customary agreements entered into in the ordinary course of business, the principal purpose of which is not related to Taxes.

(h)    None of the Acquired Companies (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar provision of Law to which the Acquired Companies may be subject, other than the affiliated group of which the Company is the common parent or (ii) has any Liability for the Taxes of any Person (other than any Acquired Company) under Treas. Reg. Section 1.1502-6 (or any similar provision of Law) as a transferee or successor, by contract or otherwise.

(i)    None of the Acquired Companies has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(j)    None of the Acquired Companies has been a “distributing corporation” or a “controlled corporation” in a distribution that was intended to qualify, in whole or in part, under Sections 355(a) of the Code.

(k)    None of the Acquired Companies is or has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l)    None of the Acquired Companies will be required, as a result of (i) a change in accounting method for a Tax period (or a portion thereof) ending on or before the

Closing Date, to include any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) in taxable income for any Tax period beginning on or after the Closing Date or (ii) (A) any “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or foreign states Law) executed prior to the Closing Date, (B) installment sale entered into prior to the Closing or prepaid amount received prior to the Closing Date outside the ordinary course of business or (C) election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign Law), to include any material item of income or exclude any material item of deduction from Tax Liability in any Tax period (or portion thereof), beginning after the Closing Date.

(m)    This Section 4.11 and Section 4.12 contain the only representations and warranties by the Company with respect to Taxes in this Agreement.

Section 4.12    Employee Benefit Plans.

(a)    Section 4.12(a) of the Company Disclosure Schedule sets forth a true and complete list of each material Company Benefit Plan and with respect to each such material Company Benefit Plan that covers individuals located primarily outside of the United States (each, an “International Plan”), lists the applicable country with respect to which such International Plan relates.

(b)    With respect to each material Company Benefit Plan, a complete and correct copy of each of the following documents (if applicable and reasonably available to the Company) has been made available to Parent: (i) the most recent plan documents (or a written description thereof if not reduced to writing) and all amendments thereto and all related insurance contracts, trust agreements or documentation pertaining to other funding vehicles, (ii) the most recent summary plan description, and all related summaries of material modifications thereto, (iii) the most recently filed IRS Form 5500 (including schedules and attachments) and the most recently prepared actuarial reports and financial statements, (iv) the most recent IRS determination or opinion letter issued with respect to each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, (v) all material correspondence with any Governmental Entity during the past three (3) years and (vi) with respect to each material International Plan, any applicable materials that are substantially comparable (taking into account differences in applicable differences in applicable Law and practice) to the materials required to be provided pursuant to clauses (ii), (iii) and (iv).

(c)    None of the Acquired Companies or any ERISA Affiliates maintains, sponsors, contributes to or is required to contribute to, or has any Liability under or with respect to, any (i) “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) “pension plan” subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code or otherwise subject to Title IV of ERISA, (iii) “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), (iv) “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA) or (v) plan, program, contract, policy, arrangement or agreement that provides for material post-retirement or post-termination health, life insurance or other welfare type benefits except as required under Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code and for which the beneficiary pays the entire cost of coverage. None of the Acquired Companies has any Liability by reason of it at any time being considered a single employer with any other Person under Section 414 of the Code.

(d)    Each Company Benefit Plan that is intended to qualify under Section 401 of the Code has either received a favorable determination or opinion letter from the IRS as to its qualified status or has applied (or has time remaining in which to apply) to the IRS for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under an IRS pre-approved plan for which an IRS opinion letter has been obtained by the plan sponsor and, to the Knowledge of the Company, nothing has occurred, whether by action or failure to act, that has adversely affected or would reasonably be expected to adversely affect the qualification of such Company Benefit Plan.

(e)    The Company Benefit Plans have been maintained, funded and administered in accordance with their terms and applicable Law, except where the failure to so maintain, fund and administer would not reasonably be expected to have a Company Material Adverse Effect. With respect to each Company Benefit Plan, all required payments, premiums, contributions, distributions, reimbursements or accruals for all periods (or partial periods) ending prior to or as of the Effective Time shall have been made in all material respects and all contributions, assessments, premiums, and other payments for any period ending on or before the Effective Time that are not yet due have been made or properly accrued in all material respects.

(f)    There are no pending or, to the Knowledge of the Company, threatened suits, actions, disputes, claims (other than routine claims for benefits), arbitrations, audits, investigations, administrative or other proceedings relating to any Company Benefit Plan.

(g)    Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) has been maintained and operated, in all material respects, in material compliance with Section 409A of the Code.

(h)    To the Knowledge of the Company, no “party in interest” or “disqualified person” with respect to any of the Company Benefit Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA that would cause the Company or any of its Subsidiaries to incur any material liability.

(i)    Except (i) as set forth on Section 4.12(i) of the Company Disclosure Schedule, and (ii) as contemplated by Section 3.7, the transactions contemplated by this Agreement (either alone or in connection with any other event) will not (x) entitle any current or former employee, officer, director or consultant of any Acquired Company to severance pay, unemployment compensation or any other payment, (y) accelerate the time of payment or vesting, or increase the amount of compensation due to any such individual or (z) require the funding (through a grantor trust or otherwise) of any payments or benefits with respect to any such individual. No amount that could be received (whether in cash or property or the vesting of property) by any individual as a result of the occurrence of the transactions contemplated by this Agreement (either alone or in combination with any other event) could reasonably be expected to be characterized as an “excess parachute payment” (as such term is defined in Section 280G of the Code).

(j)    Each International Plan (i) if intended to qualify for special Tax treatment, meets all the requirements for such treatment and (ii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully-funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable Law and accounting principles.

(k)    No Acquired Company has: (i) ever been an employer in relation to, participated in, or had any liability (whether prospective, contingent or otherwise) to or in respect of a defined benefit pension scheme in any jurisdiction, or (ii) otherwise entered into any contractual arrangements or given any promises or commitments relating to the provision of pension benefits to employees or officers (or former officers) that are not “money purchase benefits” (within the meaning of the United Kingdom Pension Scheme Act 1993.

(l)    No employee has transferred to any of the Acquired Companies under the United Kingdom Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006 who prior to such transfer was entitled to any early retirement benefits under a defined benefit pension scheme.

Section 4.13    Labor Matters.

(a)    The Acquired Companies are, and in the past two (2) years have been, in material compliance with all applicable Laws and Orders governing labor, employment or employment practices or the hiring, retention, employment, engagement or termination of employees or other Workers, including, without limitation, the FLSA, the Davis Bacon Act, the Walsh Healey Act or the Service Contract Act, 1964 Civil Rights Acts, the Equal Pay Act, the ADEA, the ADA, the FMLA, the FLSA, ERISA, and, without limitation, all other Laws, relating to terms and conditions of employment, health and safety, wage and hours, benefits, child labor, immigration, employment discrimination, harassment, disability rights, equal opportunity, plant closures and layoffs, whistle-blowing, termination of employment, affirmative action, labor relations, workers’ compensation, employee leave issues, unemployment insurance, classification, collective bargaining employee privacy and data privacy (collectively, “Employment Laws”).

(b)    Except as set forth on Section 4.13(b) of the Company Disclosure Schedule, since January 1, 2015, (i) there have been no activities or proceedings of any labor or trade union to organize any employees of the Acquired Companies; (ii) there has been no strike, lockout, slowdown, or work stoppage against any of the Acquired Companies pending or, to the Knowledge of the Company, threatened, that may interfere in any material respect with the respective business activities of any of the Acquired Companies. No collective bargaining agreement is being negotiated by any of the Acquired Companies.

(c)    No Legal Proceeding by any current or former employee or Worker of any of the Acquired Companies for unpaid wages, bonuses, commissions, employment withholding taxes, penalties, unpaid overtime, child labor or record keeping violations is pending or, to the

Knowledge of the Company, is threatened under any Employment Laws. No employment discrimination, affirmative action, workers’ compensation, illegal harassment and/or retaliation Legal Proceeding by any current or former employee or Worker of any of the Acquired Companies, is pending or, to the Knowledge of the Company, is threatened against the Acquired Companies or an employee, officer or director of any of the Acquired Companies under any Employment Laws. To the Knowledge of the Company, (A) no wrongful discharge, alleged breach of any express or implied contracts of employment, retaliation, libel, slander or other Legal Proceeding by any current or former employee or Worker of any of the Acquired Companies that arises out of the employment relationship between the Acquired Companies and their respective employees and Workers is pending or, to the Knowledge of the Company, is threatened against the Acquired Companies under any applicable Law, and (B) none of the Acquired Companies have received notice of any lawsuit, investigation, charge, complaint, or proceeding against it in any form before a Governmental Entity or arbitrator alleging violation of any Law or Order governing labor, employment, employment practices or the appointment of Workers.

(d)    To the Knowledge of the Company, no employee or Worker of any of the Acquired Companies is in violation, in any material respect, of any material term of any non-disclosure agreement, non-competition agreement or any other restrictive covenant agreement with a former employer relating to the right of any such employee or Worker to be employed or engaged by any of the Acquired Companies because of the nature of the business conducted by the Acquired Companies or to the use of trade secrets or proprietary information of others.

(e)    To the Knowledge of the Company, no current employee of any of the Acquired Companies at the level of Vice President or above or with an annual salary in excess of $100,000 intends to terminate his or her employment with the Acquired Companies.

(f)    Within the past two (2) years, none of the Acquired Companies has implemented any plant closing or layoff of employees that (in either case) triggered notifications under the WARN Act or any other applicable Laws governing redundancies outside of the United States.

(g)    Section 4.13(g) of the Company Disclosure Schedule sets forth a complete and accurate list of all employees of the Acquired Companies, stating such employee’s (i) name, (ii) job title, (iii) employing entity, (iv) salary, bonus and target incentive compensation, if applicable, or other rate of pay(v) full-time or part-time status, (vi) exempt or non-exempt status, if applicable, and (vii) active or leave status (and, if on leave, the nature of the leave and the expected return date).

Section 4.14    Environmental Matters. Except for such matters that individually and in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect: (i) each of the Acquired Companies is and has been in compliance with all applicable Environmental Law and possesses and is and has been in compliance with all required Environmental Permits, (ii) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened in writing against the Acquired Companies, (iii) to the Knowledge of the Company, none of the Acquired Companies or any of their predecessors has owned or operated any property or facility that is or has been contaminated by any Hazardous Materials, or is liable for or caused any releases or threatened release of Hazardous Materials at any property currently or formerly owned or operated by the Acquired Companies or any of their predecessors, or at any offsite disposal location in connection with the current or past operations of the Acquired Companies or their predecessors, which in each case would reasonably be expected to result in an Environmental Claim, (iv) to the Knowledge of the Company, there has been no exposure of any Person to any Hazardous Material in connection with the current or former properties, operations and activities of the Acquired Companies, (v) none of the Acquired Companies has received any written claim or notice of violation from any Governmental Entity alleging that the Acquired Companies is in violation of, or liable under, any Environmental Law, or regarding any Hazardous Materials and (vi) none of the Acquired Companies has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any Liability of any other Person relating to Environmental Law or Hazardous Materials. To the Knowledge of the Company, all environmental reports, assessments, audits and other similar documents in the possession or control of the Acquired Companies, in each case containing information that reasonably be expected to be material to the Acquired Companies, taken as a whole, have been made available to Parent.

Section 4.15    Insurance. Since January 1, 2015, none of the Acquired Companies has received any written communication notifying the Company of any (a) premature cancellation or invalidation of any material insurance policy held by any Acquired Company (except with respect to policies that have been replaced with similar policies), (b) written refusal of any coverage or rejection of any material claim under any material insurance policy held by the Acquired Companies or (c) material adjustment in the amount of the premiums payable with respect to any material insurance policy held by the Company. There is no pending material claim by any Acquired Company against any insurance carrier under any insurance policy held by any Acquired Company.

Section 4.16    Food Compliance. Without limiting the generality of Section 4.9 and except as set forth in Section 4.16 of the Company Disclosure Schedule, each of the Acquired Companies and all products manufactured or marketed by any of the Acquired Companies (the “Products”) or the facilities in which the Products are manufactured, processed, packaged or held is, and has at all times during the past three (3) years: (a) been in material compliance with (i) the applicable provisions of the Federal Food, Drug, and Cosmetic Act, as amended, and the applicable regulations and requirements adopted by the FDA thereunder, the applicable statutes, regulations and requirements of the U.S. Department of Agriculture (the “USDA”), all applicable statutes enforced by the U.S. Federal Trade Commission (“FTC”) and the applicable FTC regulations and requirements and any applicable requirements established by any state, local or foreign Governmental Entity responsible for regulating food products (together with the FDA and the USDA, collectively, the “Food Authorities”) and (ii) all terms and conditions imposed in any governmental licenses, permits, certificates, approvals, billing and authorizations granted to the Company or any Subsidiary of the Company by any Food Authority; (b) not voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field alert, field correction, market withdrawal or replacement, safety alert, or other notice or action relating to an alleged lack of safety or regulatory compliance of any Product; and (c) not and not been subject to any material Legal Proceeding, Order, claim, investigation, or notice of violation or Liability, arising under or related to any Food Authority regulations regarding food manufacturing, in each case, which remains pending or unresolved, or is the source of ongoing obligations or requirements as of the date hereof. To the Knowledge of the Company, there are no facts which are reasonably likely to cause (A) the recall, market withdrawal or replacement of any Product sold or intended to be sold or (B) as a result of regulatory action, (x) a material change in the labeling of any such Products or (y) a termination or suspension of the marketing of such Products. The Company has made available to Parent all reports, studies, audits, records, and sampling data, issued within the last three (3) years and materially bearing on food safety matters relating to the Acquired Companies, which are in the Company’s possession.

Section 4.17    Authority; Binding Nature of Agreement. The Company has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The Company Board has (a) approved and declared advisable this Agreement and transactions contemplated hereby, including, without limitation, the Offer and the Merger, (b) determined that the transactions contemplated by this Agreement, including the Offer and the Merger, are in the best interests of the Company and its stockholders, (c) agreed that this Agreement will be effected under Section 251(h) of the DGCL, (d) resolved to recommend that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock to Acquisition Sub pursuant to the Offer and (e) has approved the Support Agreements for purposes of Section 203 of the DGCL. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement. This Agreement has been duly executed and delivered on behalf of the Company and, assuming the due authorization, execution and delivery of this Agreement on behalf of Parent and Acquisition Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 4.18    No Vote Required. Assuming the transactions contemplated by this Agreement are consummated in accordance with Section 251(h) of the DGCL and assuming the accuracy of Parent and Acquisition Sub’s representation and warranty set forth in Section 5.5, no stockholder votes or consents are needed to authorize this Agreement or to consummate the transactions contemplated by this Agreement.

Section 4.19    Non-Contravention; Consents. Except, in the case of clauses (b) and (c) below, for violations and defaults that would not have a Company Material Adverse Effect, the execution and delivery of this Agreement by the Company, the acquisition of Company Common Stock by Acquisition Sub pursuant to the Offer and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement will not: (a) cause a violation of any of the provisions of the Organizational Documents of any Acquired Company; (b) cause a violation by the Company of any Law applicable to the business of any Acquired Company; or (c) cause a default on the part of any Acquired Company under any Material Contract. Except as may be required by the Exchange Act, the DGCL, the listing requirements of the NYSE, the HSR Act or other applicable Antitrust Laws, none of the Acquired Companies is required to make any filing with or to obtain any consent from any Person at or prior to the Acceptance Time in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger, except where the failure to make any such filing or obtain any such consent would not have a Company Material Adverse Effect.

Section 4.20    Section 203 of the DGCL. The Company Board has taken or will take all action necessary to render Section 203 of the DGCL inapplicable to the transactions contemplated by this Agreement and the Transaction Documents, including the Offer, the Merger and the Support Agreements.

Section 4.21    Opinion of Financial Advisor. The Company Board has received the opinion of Jefferies LLC to the effect that, as of the date of such opinion and based on and subject to the matters set forth therein, the Offer Price to be received by the holders of Company Common Stock (other than Parent, Acquisition Sub and their respective Affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders. A copy of such written opinion shall be provided to Parent solely for informational purposes promptly after receipt thereof by the Company.

Section 4.22    Brokers. No broker, finder or investment banker (other than Jefferies LLC) is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Offer or the Merger, the Support Agreements or any other transaction contemplated by this Agreement based upon arrangements made by or on behalf of the Company. A true and complete executed copy of the Contract between any Acquired Company, on the one hand, and Jefferies LLC, on the other hand, relating to the foregoing fees or commissions (the “Financial Advisor Agreement”) has been made available to Parent prior to the date hereof.

Section 4.23    Schedule 14D-9. The Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act. On the date filed with the SEC and on the date first published, sent or given to the Company’s stockholders, the Schedule 14D-9 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to any information supplied by Parent or Acquisition Sub for inclusion in the Schedule 14D-9. None of the information supplied or to be supplied by or on behalf of any Acquired Company for inclusion in the Offer Documents will, at the time the Offer Documents are filed with the SEC, at the time the Offer Documents are mailed to the stockholders of the Company, or at any other time at or prior to the Acceptance Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

Section 4.24    Anti-Takeover Provisions. Assuming the accuracy of the representations and warranties of Parent and Acquisition Sub set forth herein, none of the restrictions on “business combinations” set forth in Section 203 of the DGCL, any rights agreement or “poison pill” arrangement or any other takeover, anti-takeover, moratorium, “fair price,” “control share,” or similar Law applicable to the Company apply to this Agreement, the Merger or the other transactions contemplated by this Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Parent and Acquisition Sub hereby jointly and severally represent and warrant to the Company that:

Section 5.1    Due Organization and Good Standing. Each of Parent and Acquisition Sub is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Law of the jurisdiction of its organization, has full corporate or limited liability company power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and is duly qualified or licensed to do business as a foreign corporation or company and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except in each case as would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.2    Legal Proceedings; Orders. As of the date hereof, there is no Legal Proceeding pending (or, to the knowledge of Parent, being threatened) against Parent or Acquisition Sub that is or would reasonably be expected to have a Parent Material Adverse Effect.

(b)    As of the date hereof, there is no court Order, specific to Parent or Acquisition Sub, under which Parent or Acquisition Sub is subject to ongoing obligations that is or would reasonably be expected to have a Parent Material Adverse Effect.

(c)    To the Knowledge of Parent, as of the date of this Agreement, there is no pending or threatened investigation by any Governmental Entity with respect to Parent, Acquisition Sub or any other controlled Affiliate of Parent that is or would reasonably be expected to have a Parent Material Adverse Effect.

Section 5.3    Authority; Binding Nature of Agreement.

(a)    Parent has the requisite power and authority to enter into and to perform its obligations under this Agreement. The board of directors of Parent has (i) determined that the transactions contemplated by this Agreement, including the Offer and the Merger, are in the best interests of, Parent, and (ii) authorized and approved the execution, delivery and performance of this Agreement by Parent. The execution and delivery of this Agreement by Parent and performance of its obligations hereunder and the consummation by Parent of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of Parent, and no other proceedings on the part of Parent are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered on behalf of Parent and, assuming the due authorization, execution and delivery of this Agreement on behalf of the Company, constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)    Acquisition Sub is a newly formed, wholly-owned Subsidiary of Parent and has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The board of directors of Acquisition Sub has (i) determined that the transactions contemplated by this Agreement, including the Offer and the Merger, are fair to, and in the best interests of, Acquisition Sub and its stockholder, (ii) declared this Agreement and the transactions contemplated hereby, including the Offer and the Merger, advisable, and (iii) authorized and approved the execution, delivery and performance of this Agreement by Acquisition Sub. The execution and delivery of this Agreement by Acquisition Sub and the performance of its obligations hereunder and the consummation by Acquisition Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Acquisition Sub, and no other corporate proceedings on the part of Acquisition Sub are necessary to authorize the execution, delivery and performance of this Agreement other than, with respect to the Merger, the filing and recordation of the appropriate merger documents as required by the DGCL. Parent, as the sole stockholder of Acquisition Sub, will vote to adopt this Agreement immediately after the execution and delivery of this Agreement. This Agreement has been duly executed and delivered by Acquisition Sub and, assuming the due authorization, execution and delivery of this Agreement on behalf of the Company, constitutes the valid and binding obligation of Acquisition Sub, enforceable against Acquisition Sub in accordance with its terms, subject to (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 5.4    Non-Contravention; Consents. Except for violations and defaults that would not reasonably be expected to have a Parent Material Adverse Effect, the execution and delivery of this Agreement by Parent and Acquisition Sub, and the consummation of the transactions contemplated by this Agreement, will not: (i) cause a violation of any of the provisions of the Organizational Documents of Parent or Acquisition Sub or (ii) cause a violation by Parent or Acquisition Sub of any Law applicable to Parent or Acquisition Sub. Except as may be required by the Exchange Act, the DGCL, the HSR Act or other applicable Antitrust Laws, neither Parent nor Acquisition Sub, nor any of Parent’s other Affiliates, is required to make any filing with or to obtain any consent from any Person at or prior to the Acceptance Time or the Effective Time in connection with the execution and delivery of this Agreement by Parent or Acquisition Sub or the consummation by Parent or Acquisition Sub of any of the transactions contemplated by this Agreement, except where the failure to make any such filing or obtain any such consent would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.5    Not an Interested Stockholder. Neither Parent nor any of its “affiliates” or “associates” is, or has been within the last three (3) years, an “interested stockholder” (in each case as such terms are defined in Section 203 of the DGCL) of the Company. Neither Parent nor any of Parent’s Subsidiaries directly or indirectly owns, and at all times within the last three (3) years, neither Parent nor any of Parent’s Subsidiaries has directly or indirectly owned, beneficially or otherwise, any Company Common Stock or any securities, contracts or obligations convertible into or exchangeable for Company Common Stock. No vote of Parent’s equityholders is necessary to adopt this Agreement or to approve any of the transactions contemplated by this Agreement.

Section 5.6    Financing.

(a)    Parent has and will have, and will cause Acquisition Sub to have, at the Acceptance Time and the Closing through cash, marketable investments and existing credit facilities, available funds in an amount sufficient to consummate the Offer, the Merger and the other transactions contemplated hereby, including without limitation payment in cash of the aggregate Offer Price at the Acceptance Time and the aggregate Merger Consideration on the Closing Date and to pay all related fees and expenses.

(b)    Without limiting Section 9.10, in no event shall the receipt or availability of any funds or financing by or to Parent, Acquisition Sub or any of their respective Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Acquisition Sub hereunder.

Section 5.7    Offer Documents. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act. On the date filed with the SEC, on the date first published, sent or given to the Company’s stockholders and at all other times at or prior to the Acceptance Time, the Offer Documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Acquisition Sub with respect to any information supplied in writing by the Company specifically for inclusion in the Offer Documents.

Section 5.8    Information in Schedule 14D-9. None of the information supplied or to be supplied by or on behalf of Parent for inclusion in the Schedule 14D-9 will, at the time the Schedule 14D-9 is filed with the SEC, at the time the Schedule 14D-9 is mailed to the stockholders of the Company, or at any other time at or prior to the Acceptance Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

Section 5.9    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition Sub or any of their respective directors, officers or employees, for which the Company may become liable.

Section 5.10    Acquisition Sub. As of the date hereof, the authorized capital stock of Acquisition Sub consists of 1,000 shares of common stock, par value $0.0001 per share, all of which shares are validly issued and outstanding. All of the issued and outstanding capital stock of Acquisition Sub is, and at the Effective Time will be, owned by Parent. Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and, prior to the Effective Time, Acquisition Sub will have engaged in no business and have no Liabilities or obligations other than in connection with the transactions contemplated by this Agreement.

ARTICLE 6

COVENANTS

Section 6.1    Interim Operations of the Company. The Company agrees that, during the period from the date hereof through the earlier of the Acceptance Time or the date of termination of this Agreement, except (i) to the extent Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) as set forth in the Company Disclosure Schedule, (iii) as contemplated or permitted by this Agreement, (iv) as may be necessary or appropriate to carry out the transactions contemplated by this Agreement, or (v) as may be required by Law, the Company shall not, nor shall it permit any of its Subsidiaries to, do any of the following:

(a)    amend the Company Certificate of Incorporation, the Company Bylaws or other comparable charter or Organizational Documents of the Company’s Subsidiaries (whether by merger, consolidation or otherwise);

(b)    (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of any Acquired Company, other than (x) dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent and (y) distributions resulting from the vesting or exercise of Company Compensatory Awards, (ii) split, combine or reclassify any capital stock of the Company or any of its Subsidiaries, (iii) except as otherwise provided in Section 6.1(c), issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock of any Acquired Company, (iv) purchase, redeem or otherwise acquire any Company Securities, except for acquisitions of shares of Company Common Stock by the Company in satisfaction by holders of Company Compensatory Awards of the applicable exercise price and/or withholding taxes in the ordinary course of business consistent with past practice and to the extent contemplated by the applicable Company Compensatory Award’s terms as in effect on the date hereof, or (v) enter into any amendment or other modification to the terms of any Indebtedness of the Acquired Companies or, other than in the ordinary course of business consistent with past practice, incur any Indebtedness;

(c)    (i) issue, deliver, sell, grant, pledge, transfer, subject to any Lien or dispose of any Company Securities, other than (x) the issuance of shares of Company Common Stock upon the exercise of Company Options or the settlement of Company RSUs that are outstanding on the date hereof, in accordance with the equity award’s terms as in effect on the date hereof, (y) grants or awards of Company Securities required to be made pursuant to the terms of Company Benefit Plans in effect of the date hereof and listed on Section 6.1(c) of the Company Disclosure Schedule, or (z) the grant or issuance of Company Compensatory Awards to new hires pursuant to Section 6.1(e)(vi), up to an aggregate of $500,000, or (ii) amend any term of any security of the Acquired Companies (in each case, whether by merger, consolidation or otherwise);

(d)    adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, each with respect to the Acquired Companies;

(e)    except as required under any Company Benefit Plan or applicable Law or as necessary to maintain the qualified status of a Company Benefit Plan, (i) increase the salary, wages, benefits, bonuses, or other compensation payable or to become payable to any current or former employee, officer, director or consultant of any Acquired Company, except for merit increases in salary and wages in the ordinary course of business consistent with past practice, as listed in Section 6.1(e)(i) of the Company Disclosure Schedule; (ii) grant any bonus, severance, change in control, retention or similar payments or benefits to any such individual, except as listed in Section 6.1(e)(ii) of the Company Disclosure Schedule; (iii) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any Company Benefit Plan other than as permitted by this Agreement or in existing agreements, except as listed in Section 6.1(e)(iii) of the Company Disclosure Schedule; (iv) enter into, terminate or amend any Company Benefit Plan (or any arrangement that would constitute a Company Benefit Plan if in effect on the date hereof), except for amendments in the ordinary course of business consistent with past practice to any Company Benefit Plan that is not an agreement with an individual but only to the extent such action does not materially increase the costs of such Company Benefit Plan; (v) terminate the employment or services of any employee, officer, director or consultant of any Acquired Company, other than terminations for cause in the ordinary course of business consistent with past practice or terminations of such persons who have an annual base compensation rate below $150,000; or (vi) hire or engage any new employee, officer, director or consultant of any Acquired Company, other than hiring or engaging such persons who would have an annual base compensation rate below $150,000 (x) in replacement of any individual whose employment or engagement is terminated in accordance with clause (v) or (y) to fill an open position listed on Section 6.1(e) of the Company Disclosure Schedule, in each case with terms and conditions, compensation and benefits that are substantially similar to those provided to similarly situated individuals who provide services to an Acquired Company;

(f)    modify, extend or enter into any labor agreement, collective bargaining agreement or other labor-related agreements with any labor union, labor organization, or other employee representative body;

(g)    recognize or certify any labor union, labor organization, works council, group of employees or other employee-representative body as the bargaining representative for any employees of the Acquired Companies.

(h)    acquire any business, assets or capital stock of any Person or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise);

(i)    except as set forth in the Company’s capital budget provided to Parent prior to the date hereof, make or authorize any individual capital expenditures in excess of $250,000 in the aggregate;

(j)    (i) except in the ordinary course of business consistent with past practice, (x) amend or modify in any material respect, or waive any material rights under or voluntarily terminate, any Material Contract, or (y) enter into any Contract which if entered into prior to the date hereof would have been a Material Contract, or (ii) amend or modify the Financial Advisor Agreement or the TA Agreements;

(k)    sell, lease, license, pledge, transfer, abandon, subject to any Lien or otherwise dispose of any Company Intellectual Property Assets, material assets or material properties except (i) with respect to assets or properties other than Intellectual Property Assets, pursuant to existing Contracts or commitments in effect prior to the date hereof, (ii) non-exclusive licenses of Company Intellectual Property Assets to its customers, contractors, partners or suppliers in the ordinary course of business, (iii) sales of inventory or used equipment in the ordinary course of business, or (iv) Permitted Encumbrances incurred in the ordinary course of business;

(l)    change any of the accounting methods used by the Company materially affecting its assets, liabilities or business, except for such changes that are required by GAAP or Regulation S-X promulgated under the Exchange Act or as otherwise specifically disclosed in the Company SEC Documents filed prior to the date hereof;

(m)    (i) incur or assume any long-term or short-term Indebtedness except (x) for borrowings under the Company’s current credit facilities in the ordinary course of business (including with respect to equipment leasing), (y) in respect of Indebtedness owing by any wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company and (z) Indebtedness entered into in the ordinary course of business in an aggregate amount not to exceed $5,000,000 or (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than any Acquired Company);

(n)    waive any non-competition, non-solicitation or other restrictive covenants applicable to the employees of the Acquired Companies;

(o)    (i) settle, release, waive or compromise any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim), other than any settlement, release, waiver or compromise that (x) results solely in monetary obligations involving only the payment of monies by the Acquired Companies of not more than $500,000 in the aggregate (excluding monetary obligations that are funded by an indemnity obligation to, or an insurance policy of, any Acquired Companies) or (y) results in no monetary or other material non-monetary obligation of any Acquired Company; provided that (A) the settlement, release, waiver or compromise of any Legal Proceeding or claim brought by the stockholders of the Company against the Company and/or its directors relating to the Transactions or a breach of this Agreement or any other agreements contemplated hereby shall be subject to Section 3.8 or Section 6.11, as applicable, and (B) the foregoing shall not permit the Company to settle, release, waive or compromise any Legal Proceeding or claim that (1) provides for the grant to any third party of a license or other grant of rights to any material Intellectual Property Assets or (2) would impose any material restrictions or changes on the business or operations of, or the admission of wrongdoing by, the Company or (ii) commence any material Legal Proceeding, other than in the ordinary course of business;

(p)    adopt or implement any stockholder rights plan or similar arrangement;

(q)    with respect to any Acquired Company: (i) settle or compromise any material Legal Proceeding with respect to Taxes, (ii) surrender any right to claim a refund of any material Taxes, (iii) consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, (iv) consent to any closing agreement with respect to a material Tax or (v) breach or exercise any termination right under the Tax Receivable Agreement;

(r)    terminate, negotiate, amend or modify the terms of, or waive any rights under, the Tax Receivable Agreement; or

(s)    authorize, commit or agree to take any of the foregoing actions.

Notwithstanding the foregoing, nothing contained in this Agreement shall give to Parent or Acquisition Sub, directly or indirectly, rights to control or direct the operations of the Acquired Companies prior to the Effective Time. In addition, notwithstanding the foregoing, nothing in this Section 6.1 shall restrict the Acquired Companies from, or require the consent of Parent prior to, engaging in any transaction or entering into any agreement exclusively among the Acquired Companies.

Section 6.2    No Solicitation.

(a)    The Company will not, and shall cause each of its Subsidiaries and the officers and directors of the Company and its Subsidiaries not to, and will instruct, and use reasonable best efforts, to cause its representatives not to:

(i)    solicit, initiate, endorse or knowingly encourage or facilitate the submission or announcement of any Acquisition Proposal or Acquisition Inquiry or any proposals or offers that constitute or would reasonably be expected to lead to an Acquisition Proposal (including by approving any transaction, or approving any Person becoming an “interested stockholder,” for purposes of Section 203 of the DGCL);

(ii)    furnish any information regarding the Company to any Person in connection with, or in response to, an Acquisition Proposal or Acquisition Inquiry;

(iii)    engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; or

(iv)    approve, recommend or enter into, any letter of intent or similar document, agreement or commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to an Acquisition Proposal (other than any confidentiality agreement contemplated by this Section 6.2).

provided, however, that, notwithstanding anything to the contrary contained in this Agreement, the Company and its representatives may engage in any such discussions or negotiations and provide any such information in response to an unsolicited bona fide written Acquisition Proposal if and only to the extent that: prior to providing any non-public information and/or engaging in any discussions or negotiations with any Third Party in response to such Acquisition Proposal, (A) the Company receives from such Third Party (or there is then in effect with such party) an executed Acceptable Confidentiality Agreement; and (B) the Company Board (or a committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor, that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal. Prior to or concurrent with providing any non-public information to such Third Party, the Company shall make such non-public information available to Parent (to the extent such material non-public information has not been previously made available by the Company to Parent or Parent’s representatives).

(b)    If the Company or any of its officers, directors, affiliates and representatives receives an Acquisition Proposal or Acquisition Inquiry, then the Company shall promptly (and in no event later than twenty-four (24) hours after receipt of such Acquisition Proposal or Acquisition Inquiry) notify Parent in writing of such Acquisition Proposal or Acquisition Inquiry (which notification shall include the material terms and conditions thereof), and shall thereafter keep Parent reasonably informed of any material change to the terms of such Acquisition Proposal or Acquisition Inquiry.

(c)    The Company shall, and shall ensure that its representatives, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Third Party relating to any Acquisition Proposal or Acquisition Inquiry; provided, however, that the foregoing shall not in any way limit or modify any of the Company’s rights under the other provisions of this Section 6.2 or Section 2.3(d). The Company also agrees that (i) to the extent it has not previously done so, it will promptly request each Third Party that has executed a confidentiality agreement since September 1, 2017 in connection with such Person’s consideration of a transaction involving, or the acquisition of, the Company or any of its Subsidiaries (or any portion thereof) to return or destroy all confidential information heretofore furnished to such Person or its representatives by or on behalf of the Company or any of its Subsidiaries, (ii) the Company and its Subsidiaries shall not release any Third Party from, or terminate, waive, amend or modify any provision of, or grant permission under, any confidentiality or standstill provision in any agreement to which the Company or any of its Subsidiaries is a party, unless the Company Board has determined in good faith after consultation with outside legal counsel that the failure to take such action would be inconsistent with the fiduciary duties of the Company Board, and (iii) the Company shall, and shall cause its Subsidiaries to, enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement.

(d)    Nothing contained in this Section 6.2 or elsewhere in this Agreement shall prohibit the Company, the Company Board or their representatives from: (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9(f) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder, provided that any such disclosure does not contain an express Change in Recommendation; (ii) disclosing to the Company’s stockholders any factual information regarding the business, financial condition or results of operations of the Company or the fact that an Acquisition Proposal has been made, the identity of the party making such Acquisition Proposal or the material terms of such Acquisition Proposal, in each case, only if the Company in good faith determines (after consultation with its outside legal counsel) that such information, facts identity or terms are required to be disclosed under applicable Law (and no such disclosure shall, taken by itself, be deemed to be a Change in Recommendation; provided that such disclosure reaffirms the Company Board’s recommendation of the Offer and does not otherwise amount to a Change in Recommendation); or (iii) communicating with any Person (or the representatives of such Person) that makes any Acquisition Proposal or Acquisition Inquiry to the extent necessary to direct such Person to the provisions of this Section 6.2; provided, however, in each of subclauses (i) through (iii), that the Company Board shall not in connection with such disclosure make any Change in Recommendation except in accordance with Section 2.3(d).

(e)    Any breach of the provisions of this Section 6.2 by any of the Company’s directors, officers, affiliates or representatives shall be deemed to be a breach by the Company.

Section 6.3    Filings; Other Action.

(a)    Each of the Company, Parent and Acquisition Sub shall: (i) promptly (and (in the case of filings required pursuant to the HSR Act) in no event later than the date that is five (5) Business Days after the date hereof) use reasonable best efforts to make and effect all registrations, filings and submissions required to be made or effected by it or otherwise advisable pursuant to the HSR Act, other applicable Antitrust Laws, the Exchange Act and other applicable Laws with respect to the Offer and the Merger; (ii) use commercially reasonable efforts to obtain all consents and approvals required from Third Parties in connection with the transactions contemplated by this Agreement; and (iii) use reasonable best efforts to cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the transactions contemplated by this Agreement; provided, however, that in no event shall the Company be required to pay, prior to the Effective Time, any fee, penalty or other consideration to any Person for any consent or approval required for the consummation of any of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of Parent and Acquisition Sub (A) shall promptly provide all information requested by any Governmental Entity in connection with the Offer, the Merger or any of the other transactions contemplated by this Agreement and (B) shall use its reasonable best efforts to promptly take, and cause its Affiliates to take, all actions and steps necessary to obtain and secure the expiration or termination of any applicable waiting periods under the HSR Act or other applicable Antitrust Laws and obtain any clearance or approval required to be obtained from the U.S. Federal Trade Commission, the U.S. Department of Justice, any state attorney general, any foreign competition authority or any other Governmental Entity in connection with the transactions contemplated by this Agreement. If any Legal Proceeding is instituted (or threatened to be instituted) challenging any of the transactions contemplated by this Agreement as violative of any applicable Antitrust Law, the obligations of Parent and Acquisition Sub shall include: (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license, hold separate or other disposition, contemporaneously with or subsequent to the Effective Time, of any asset or business of the

Parent or its Subsidiaries or Company or its Subsidiaries; (ii) permitting the Company and its Subsidiaries to sell, divest, license, hold separate or otherwise dispose any of its or their assets or businesses prior to the Effective Time; (iii) terminating, relinquishing, modifying, transferring, assigning, restructuring, or waiving existing agreements, collaborations, relationships, ventures, contractual rights, obligations or other arrangements of Parent, Acquisition Sub or Company or their respective Subsidiaries; and (iv) any other behavioral undertakings and commitments whatsoever including but not limited to creating or consenting to create any relationships, ventures, contractual rights, obligations, or other arrangements of Parent, Acquisition Sub or Company or their respective Subsidiaries and, in each case, to enter, or offer to enter, into agreements and stipulate to the entry of an order or decree or file appropriate applications with any Governmental Entity in connection with any of the foregoing and in the case of actions by or with respect to the Company or its Subsidiaries or its or their businesses or assets, by consenting to such action by the Company in any such case of clauses (i)-(iv), so as to obtain the termination or expiration of any applicable waiting period under any Law, to obtain any required consent or other approval from any Governmental Entity under any Law, or to prevent the entry of, or have vacated, lifted, reversed or otherwise overturned, any applicable injunction, judgment or other Order issued under any Law; provided, however, that notwithstanding anything to the contrary in this Agreement, nothing in this Section 6.3(a) or anything else in this Agreement shall require Parent or Acquisition Sub or any of their Affiliates to take any of the actions described in the preceding clauses (i)-(iv) if such action would, or would reasonably be expected to, individually or in the aggregate, have a material adverse effect on the Acquired Companies, taken as a whole; and provided further, that in no event shall Company proffer, take or agree to take any of the actions described in the preceding clauses (i)-(iv) without the prior written consent of Parent; provided, further, that, notwithstanding anything to the contrary herein, in connection with the receipt of any necessary governmental approvals or clearances (including under any Antitrust Law), nothing in this Agreement shall require Parent or any of its Affiliates to sell, divest, license, hold separate or otherwise dispose any of its or their assets or businesses, or enter into any license or similar agreement with respect to, or agree to restrict the ownership or operation of, or agree to conduct or operate in a specified manner, any portion of the business or assets of Parent or any of its Affiliates (excluding the Company and its Subsidiaries after the Closing), if such action would have more than a minimal adverse effect on Parent and its Affiliates, taken as a whole.

(b)    Without limiting the generality of anything contained in Section 6.3(a), subject to applicable Laws, each Party shall: (i) give the other Parties prompt written notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding by or before any Governmental Entity with respect to the Offer or the Merger or any of the other transactions contemplated by this Agreement; (ii) keep the other Parties informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding; and (iii) promptly inform the other Parties of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Governmental Entity regarding the Offer or the Merger. Each Party will consult and cooperate with the other Parties and will consider in good faith the views of the other Parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or Legal Proceeding, each Party will permit authorized representatives of the other Parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or Legal Proceeding.

(c)    Subject to Sections 3.8, 6.1 and 6.11 and the provisos of Section 6.3(a), in the event that any litigation or other administrative or judicial action or Legal Proceeding is commenced challenging the Offer or the Merger or any of the other transactions contemplated by this Agreement and such litigation, action or Legal Proceeding seeks, or would reasonably be expected to seek, to prevent the consummation of the Offer or the Merger or the other transactions contemplated by this Agreement, Parent and Acquisition Sub shall take any and all action to resolve any such litigation, action or Legal Proceeding and each of the Company, Parent and Acquisition Sub shall cooperate with each other and use its respective reasonable best efforts to contest any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Offer or the Merger or the other transactions contemplated by this Agreement.

(d)    Neither Parent nor Acquisition Sub shall, nor shall they permit their respective Subsidiaries to, acquire or agree to acquire any rights, assets, business, Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition would reasonably be expected to increase the risk of not obtaining any applicable clearance, consent, approval or waiver under Antitrust Laws with respect to the Offer or the Merger or the other transactions contemplated by this Agreement.

Section 6.4    Access. Upon reasonable advance written notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to the Acquired Companies’ employees, customers, vendors, partners, properties, books, real properties, records and contracts and, during such period, the Company shall furnish promptly to Parent all available information concerning its business as Parent may reasonably request; provided, however, that the Acquired Companies shall not be required to permit any inspection or other access, or to disclose any information, that in the reasonable judgment of the Company could: (a) result in the disclosure of any trade secrets of Third Parties; (b) violate any obligation of the Acquired Companies with respect to confidentiality, non-disclosure or privacy; (c) jeopardize protections afforded the Company under the attorney-client privilege or the attorney work product doctrine; (d) violate any Law (it being agreed that, with respect to clauses (a), (b), (c) or (d), that the Parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy, contravention or violation); or (e) materially interfere with the conduct of the Acquired Companies’ business. No investigation pursuant to this Section 6.4 shall affect or be deemed to modify any representation or warranty in this Agreement of any Party or otherwise limit or affect the remedies available to Parent. All requests for access pursuant to this Section 6.4 must be directed to the Chief Executive Officer of the Company or another person designated in writing by the Company. Notwithstanding anything herein to the contrary, Parent and Acquisition Sub shall not, and shall cause their respective representatives not to, contact any customer or supplier of the Company in connection with the Offer, the Merger or any of the other transactions contemplated by this Agreement without the Company’s prior consent (such consent not to be unreasonably withheld, conditioned or delayed), and Parent and Acquisition Sub acknowledge and agree that any such contact shall be arranged by and with a representative of the Company participating. All information obtained by Parent and its representatives pursuant to this Section 6.4 shall be treated as “Evaluation Material” of the Acquired Companies for purposes of the Confidentiality Agreement.

Section 6.5    Interim Operations of Acquisition Sub. During the period from the date hereof through the earlier of the Effective Time or the date of termination of this Agreement, Acquisition Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

Section 6.6    Publicity. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent, and thereafter the Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated by the Transaction Documents and shall not issue any such press release or make any such public statement without the prior consent of the other Parties, which consent shall not be unreasonably withheld or delayed; provided that (i) a Party may, without the prior consent of the other Parties, issue such press release or make such public statement as may be required by Law or Order or the applicable rules of the NYSE if it has used its commercially reasonable efforts to consult with the other Parties and to obtain such party’s consent but has been unable to do so prior to the time such press release or public statement is so required to be issued or made, (ii) the Company will not be obligated to engage in such consultation with respect to communication that are (1) principally directed to employees, customers, partners or vendors so long as such communications are consistent with previous releases, public disclosures or public statements made jointly by the Parties (or individually, if approved the other party), or, (2) subject to Section 6.2, relating to an Acquisition Proposal, Superior Proposal, Change in Recommendation or “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act. As promptly as practicable following the date of this Agreement and in compliance with applicable Laws, Parent and the Company shall develop a joint plan for communication to the Company’s employees, Workers, customers, suppliers and other strategic Persons about this Agreement and the transactions contemplated by this Agreement and upon development of such plan, Parent and the Company shall comply with such plan. Prior to making any written or oral communications to the employees or Workers of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication.

Section 6.7    Other Employee Benefits.

(a)    For a period of not less than twelve (12) months after the Closing Date (or, if shorter, during the period of employment), Parent shall, or shall cause the Surviving Corporation to, provide to each employee of the Acquired Companies who continues employment with Parent or the Surviving Corporation following the Effective Time (each, a “Continuing Employee”) with (i) an annual base salary or hourly wage rate (as applicable) that is at least equal to that provided to the Continuing Employee immediately prior to the Effective Time, (ii) an annual cash incentive opportunity and commission opportunity that is at least equal to that provided to the Continuing Employee immediately prior to the Effective Time, (iii) long-term incentives that are comparable to the long-term incentives provide to similarly situated employees of Parent or the Surviving Corporation, and (iv) other benefits, including, without limitation, employee health, welfare, retirement and severance benefits (other than defined benefit pension or retiree medical benefits) that are substantially similar in the aggregate to those provided (A) to similarly situated employees of Parent or the Surviving Corporation or (B) to the Continuing Employee immediately prior to the Effective Time, whichever is more favorable to the Continuing Employee. Notwithstanding anything in this Agreement to the contrary, following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, provide for terms and conditions of employment for any Continuing Employee in accordance with applicable Law.

(b)    Parent shall, or shall cause the Surviving Corporation to ensure that, as of the Effective Time, each Continuing Employee receives full credit for purposes of eligibility to participate, vesting, benefit accrual, vacation entitlement and severance benefits for service with the Acquired Companies (or predecessor employers to the extent the Company provides such past service credit) under the comparable employee benefit plans, programs and policies of Parent or the Surviving Corporation, as applicable, in which such employees are eligible to participate; provided, however, that the foregoing shall not apply (i) with respect to any defined benefit pension plan or retiree medical benefits or (ii) to the extent that its application would result in a duplication of benefits. With respect to each health or welfare benefit plan maintained by Parent or the Surviving Corporation for the benefit of Continuing Employees, Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to (x) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, and (y) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Company Benefit Plan for the plan year that includes the Effective Time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans maintained by Parent or the Surviving Corporation, as applicable, for the plan year in which the Effective Time occurs.

(c)    Parent shall, or shall cause the Surviving Corporation to, assume and honor in accordance with their terms all deferred compensation plans, agreements and arrangements, severance and separation pay plans, agreements and arrangements, and all written employment, severance, retention, incentive, change in control and termination agreements (including any change in control provisions therein) applicable to employees of the Acquired Companies and in effect immediately prior to the Effective Time.

(d)    If directed by Parent in writing at least ten (10) Business Days prior to the Acceptance Time, the Company shall terminate any and all Company Benefit Plans intended to qualify under Section 401(k) of the Code, effective not later than the Business Day immediately preceding the Acceptance Time. In the event that Parent requests that such 401(k) plan(s) be terminated, the Company shall provide Parent with evidence that such 401(k) plan(s) have been terminated pursuant to resolutions of the Company Board (the form and substance of which shall be subject to review and reasonable approval by Parent).

(e)    The Acquired Companies shall use reasonable best efforts to satisfy all legal or contractual requirements to provide notice to, or to carry out any consultation procedure with, any employee or groups of employees of the Acquired Companies, or any labor or trade union, labor organization, works council or other employee-representative body, which is representing any employee of any of the Acquired Companies, in connection with the transactions contemplated by this Agreement.

(f)    Nothing in this Section 6.7 or elsewhere in this Agreement is intended nor shall be construed to (i) be treated as an amendment to any particular Company Benefit Plan, (ii) prevent Parent from amending or terminating any of its benefit plans in accordance their terms, (iii) create a right in any employee to employment with the Acquired Companies, Parent or the Surviving Corporation, or (iv) create any third-party beneficiary rights in any employee of the Company with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent or the Company or under any benefit plan which Parent, the Company or the Surviving Corporation may maintain.

Section 6.8    Compensation Arrangements. Prior to the Acceptance Time, the compensation committee of the Company Board (the “Compensation Committee”) will cause each Company Benefit Plan and Company employment agreement pursuant to which consideration is payable to any officer, director or employee who is a holder of any security of the Company to be approved by the Compensation Committee (comprised solely of “independent directors”) in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act and satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.

Section 6.9    Indemnification; Directors’ and Officers’ Insurance.

(a)    For six (6) years after the Acceptance Time, Parent shall, or shall cause the Surviving Corporation to, maintain officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Acceptance Time covering each such person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount substantially similar to those of such policy in effect on the date hereof; provided, however, that in satisfying its obligation under this Section 6.9(a), neither Parent nor the Surviving Corporation shall be obligated to pay annual premiums in excess of 300% of the amount per annum the Company paid in its last full fiscal year prior to the date hereof (the “Current Premium”) and if such premiums for such insurance would at any time exceed 300% of the Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance that, in the Surviving Corporation’s good faith judgment, provide the maximum coverage available at an annual premium equal to 300% of the Current Premium. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” or “runoff” policies have been obtained by the Company prior to the Acceptance Time, which policies provide such persons currently covered by such policies with coverage for an aggregate period of six years (6) with respect to claims arising from facts or events that occurred on or before the Acceptance Time, including in respect of the transactions contemplated by this Agreement; provided, however, that the amount paid for such prepaid policies does not exceed 300% of the Current Premium. If such prepaid policies have been obtained prior to the Acceptance Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to), for a period of six (6) years from the Acceptance Time, maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

(b)    From and after the Acceptance Time, Parent shall cause the Surviving Corporation to: (i) indemnify and hold harmless each individual who at the Acceptance Time is, or at any time prior to the Acceptance Time was, a director or officer of the Company or of a Subsidiary of the Company (each an “Indemnified Party”) for any and all costs and expenses (including fees and expenses of legal counsel, which shall be advanced as they are incurred; provided that the Indemnified Party shall have made an undertaking to repay such expenses if it is ultimately determined that such Indemnified Party was not entitled to indemnification under this Section 6.9(b)), judgments, fines, penalties or liabilities (including amounts paid in settlement or compromise) imposed upon or reasonably incurred by such Indemnified Party in connection with or arising out of any action, suit or other Legal Proceeding (whether civil or criminal) in which such Indemnified Party may be involved or with which he or she may be threatened (regardless of whether as a named party or as a participant other than as a named party, including as a witness) (an “Indemnified Party Proceeding”) (A) by reason of such Indemnified Party’s being or having been such director or officer or an employee or agent of the Company or any Subsidiary of the Company or otherwise in connection with any action taken or not taken at the request of the Company or any Subsidiary of the Company or (B) arising out of such Indemnified Party’s service in connection with any other corporation or organization for which he or she serves or has served as a director, officer, employee, agent, trustee or fiduciary at the request of the Company (including in any capacity with respect to any employee benefit plan), in each of (A) or (B), whether or not the Indemnified Party continues in such position at the time such Indemnified Party Proceeding is brought or threatened and at, or at any time prior to, the Acceptance Time (including any Indemnified Party Proceeding relating in whole or in part to the transactions contemplated by this Agreement or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnified Party), to the fullest extent permitted under applicable Law; and (ii) fulfill and honor in all respects the obligations of the Company pursuant to: (x) each indemnification agreement in effect as of the date hereof between the Company and any Indemnified Party; and (y) any indemnification provision (including advancement of expenses) and any exculpation provision set forth in the Company Certificate of Incorporation or Company Bylaws as in effect on the date hereof. Parent shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by Indemnified Parties in connection with their enforcement of their rights provided under this Section 6.9. Parent’s and the Surviving Corporation’s obligations under the foregoing clauses (i) and (ii) shall continue in full force and effect for a period of six (6) years from the Acceptance Time; provided, however, that all rights to indemnification, exculpation and advancement of expenses in respect of any claim asserted or made within such period shall continue until the final disposition of such claim. If Parent or the Surviving Corporation fails to comply with its obligations in this Section 6.9(b) and an Indemnified Party commences a suit which results in a determination that Parent or the Surviving Corporation failed to comply with such obligation,

Parent shall pay such Indemnified Party his or her costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest thereon at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding).

(c)    If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.9.

(d)    The provisions of this Section 6.9 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under any certificate of incorporation or bylaws, by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 6.9 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnified Party shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnified Parties shall be Third Party beneficiaries of this Section 6.9). Parent and the Surviving Corporation jointly and severally agree to pay or advance, upon written request of an Indemnified Party, all costs, fees and expenses, including attorneys’ fees, that may be incurred by the Indemnified Parties in enforcing their indemnity rights and other rights provided in this Section 6.9.

Section 6.10    Section 16 Matters. Prior to the Effective Time, the Company shall, and shall be permitted to, take all such steps as may reasonably be necessary to cause the transactions contemplated by this Agreement, including any dispositions of shares of Company Common Stock (including any Company Options or shares of Company Restricted Stock) by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 under the Exchange Act.

Section 6.11    Transaction Litigation. The Company shall as promptly as reasonably practicable notify Parent in writing of any Transaction Litigation and shall keep Parent informed on a reasonably prompt basis regarding any such Transaction Litigation. The Company shall give Parent the opportunity to (a) participate in the defense of any Transaction Litigation, and (b) consult with counsel to the Company regarding the defense, settlement or compromise with respect to any such Transaction Litigation. For purposes of this Section 6.11, “participate” means that Parent will be kept reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to the Transaction Litigation (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise adversely affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation which the Company shall consider in good faith; provided that the Company shall not settle or compromise or agree to settle or compromise any Transaction

Litigation without Parent’s prior written consent. Without otherwise limiting the Indemnified Parties’ rights with regard to the right to counsel, following the Effective Time, the Indemnified Parties shall be entitled to continue to retain Goodwin Procter LLP or such other counsel selected by such Indemnified Parties

Section 6.12    Payoff of Credit Facility. The Company shall obtain prior to the Closing a payoff letter (the “Payoff Letter”) for the Credit Facility, which will provide the dollar amount of all Indebtedness required to be paid under the Credit Facility in order to fully pay off the Credit Facility as of the Closing and to release all Encumbrances thereunder upon such payment. Parent shall pay in full at Closing such amount set forth in the Payoff Letter.

Section 6.13    Tax Receivable Agreement Matters. The Company shall, and shall cause its Affiliates to furnish Parent with information that Parent may reasonably request relating to the Tax Receivable Agreement and the calculation of any payments thereunder.

ARTICLE 7

CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE MERGER

The obligation of each Party to effect the Merger shall be subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

Section 7.1    Consummation of the Offer. Acquisition Sub (or Parent on Acquisition Sub’s behalf) shall have accepted for payment the Company Common Stock validly tendered pursuant to the Offer and not withdrawn.

Section 7.2    No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any Governmental Entity of competent jurisdiction and remain in effect, and there shall not be any Law enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

ARTICLE 8

TERMINATION

Section 8.1    Termination. This Agreement may be terminated and the Offer and the Merger may be abandoned:

(a)    by mutual written consent of the Company and Parent at any time prior to the Acceptance Time;

(b)    by Parent or the Company upon prior written notice to the other at any time after September 17, 2018 (the “End Date”) and prior to the Acceptance Time if the Acceptance Time shall not have occurred on or before the End Date; provided, however, that: (i) the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party (or any Affiliate of such Party) whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Acceptance Time to have occurred on or before the End Date;

(c)    by Parent or the Company upon prior written notice to the other at any time prior to the Acceptance Time if there shall be any law enacted after the date hereof and remaining in effect that makes the acceptance for payment of, or the payment for, Company Common Stock tendered pursuant to the Offer or the Merger illegal or that prohibits the consummation of the Offer or the Merger, or any court of competent jurisdiction or other Governmental Entity shall have issued a final and nonappealable Order or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, or payment for, Company Common Stock tendered pursuant to the Offer or the Merger or prohibiting the consummation of the Offer or the Merger, and such Order shall have become final and non-appealable; provided, however, that to the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any Party (or any Affiliate of such Party) whose material breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Order;

(d)    by Parent or the Company upon prior written notice to the other if the Offer (as it may have been extended pursuant to Section 2.1(e)) expires as a result of the non-satisfaction of one or more Offer Conditions, or is terminated or withdrawn prior to the Acceptance Time (to the extent permitted under the terms of this Agreement), without Acquisition Sub having accepted for payment any Company Common Stock tendered pursuant to the Offer; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the non-satisfaction of any Offer Condition or the termination or withdrawal of the Offer results from the failure of such Party (or any Affiliate of such Party) to perform any covenant required to be performed by such Party (or any Affiliate of such Party) at or prior to the Acceptance Time;

(e)    by Parent upon prior written notice to the Company at any time prior to the Acceptance Time: if the Company Board shall have effected a Change in Recommendation (provided that any written notice, including pursuant to Section 2.3(d), of the Company’s intention to make a Change in Recommendation in advance of making an Change in Recommendation shall not result in Parent having any termination rights pursuant to this Section 8.1(e) unless such written notice otherwise constitutes a Change in Recommendation); provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) unless the notice of termination pursuant to this Section 8.1(e) is delivered by Parent to the Company within five (5) Business Days following the occurrence of the event giving rise to Parent’s right to terminate this Agreement pursuant to this Section 8.1(e); or (iii) if the Company shall have materially breached its obligations under Section 6.2;

(f)    by the Company prior to the Acceptance Time upon prior written notice to Parent in connection with the Company Board causing the Company to enter into an Alternative Acquisition Agreement to accept a Superior Proposal, if the Company and the Company Board shall have complied in all material respects with the notice, negotiation and other requirements set forth in Section 2.3(d); provided that concurrent payment of the Termination Fee pursuant to Section 8.3 shall be a condition to the right of the Company to terminate this Agreement pursuant to this Section 8.1(f);

(g)    by Parent upon prior written notice to the Company at any time prior to the Acceptance Time, if a breach of any representation or warranty in Article 4 or failure to perform any covenant or obligation contained in this Agreement on the part of the Company shall have occurred that would cause a failure of any of the conditions set forth in clauses “2(d),” “2(e)” and “2(f)” of Annex I to exist; provided, however, that, for purposes of this Section 8.1(g), if such a breach is curable by the Company within twenty (20) Business Days of the date Parent gives the Company notice of such breach and the Company is continuing to use commercially reasonable efforts to cure such breach, then Parent may not terminate this Agreement under this Section 8.1(g) on account of such breach unless such breach shall remain uncured upon the expiration of such twenty (20) Business Day period; provided further, however, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 8.1(g) if either Parent or Acquisition Sub is in breach of its obligations under this Agreement such that the Company would be entitled to terminate this Agreement pursuant to Section 8.1(h);

(h)    by the Company upon prior written notice to Parent at any time prior to the Acceptance Time, if a breach in any material respect of any representation or warranty or failure to perform in any material respect any covenant or obligation contained in this Agreement on the part of Parent or Acquisition Sub shall have occurred, in each case if such breach or failure would reasonably be expected to prevent Parent or Acquisition Sub from consummating the Offer, the Merger or any other transactions contemplated hereby; provided, however, that, for purposes of this Section 8.1(h), if such a breach is curable by Parent within twenty (20) Business Days of the date the Company gives Parent written notice of such breach and Parent is continuing to use its commercially reasonable efforts to cure such breach, then the Company may not terminate this Agreement under this Section 8.1(h) on account of such breach unless such breach shall remain uncured upon the expiration of such twenty (20) Business Day period; provided further, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.1(h) if the Company is in breach of its obligations under this Agreement such that Parent would be entitled to terminate this Agreement pursuant to Section 8.1(g); or

(i)    by the Company upon prior written notice to Parent if Acquisition Sub fails to consummate the Offer within five (5) Business Days of when required to do so in accordance with the terms of this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(i) shall not be available to the Company if the Company is in breach of any representation, warranty, covenant or agreement set forth in this Agreement that has been the cause of, or resulted in, Acquisition Sub’s failure to consummate the Offer in accordance with the terms of this Agreement.

Section 8.2    Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect without liability of any Party (or any representative of such Party) to each other Party; provided, however, that: (a) this Section 8.2, Article 1 and the applicable definitions elsewhere in this Agreement, the last sentence of Section 6.4, Section 8.3 and Article 9 shall survive the termination of this Agreement and shall remain in full force and effect; and (b) the termination of this Agreement shall not relieve any Party from any liabilities or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by such party or such party’s equity holders (taking into consideration relevant matters, including the aggregate amount of the Offer Price, the Merger Consideration, consideration in respect of Company Compensatory Awards, other combination opportunities and the time value of money), which shall be deemed to be damages of such party) arising out of its knowing or intentional breach of any provision of this Agreement or any other agreement delivered in connection herewith or any fraud, subject only, with respect to any such liabilities of the Company, to Section 8.3(b) and Section 8.3(c). Without limiting the generality of the foregoing, Parent and Acquisition Sub acknowledge and agree that any failure of Parent or Acquisition Sub to satisfy its obligation to accept for payment or pay for Company Common Stock or the Company Compensatory Awards when required pursuant to this Agreement following satisfaction of all of the Offer Conditions, and any failure of Parent to cause the Merger to be effected following satisfaction of the conditions set forth in Article 7, will be deemed to constitute an intentional and material breach of a covenant of this Agreement. The Parties’ rights and remedies under the Confidentiality Agreement shall not be affected by a termination of this Agreement.

Section 8.3    Expenses; Termination Fee.

(a)    Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Offer, the Merger and the other transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the Offer and Merger are consummated. For the avoidance of doubt, Parent shall pay all filing fees payable for filings required or otherwise made pursuant to the HSR Act or any other Antitrust Laws, and the Company shall not be required to pay any fees or other payments to any Governmental Entity in connection with any filings under the HSR Act or such other filings as may be required under applicable Antitrust Laws in connection with the Merger or the other transactions contemplated by this Agreement.

(b)    If: (i) (A) this Agreement is validly terminated by Parent or the Company pursuant to Section 8.1(b) or by Parent pursuant to Section 8.1(g), (B) following the date hereof and prior to the time of the termination of this Agreement, an Acquisition Proposal shall have been announced, made or delivered to the Company and (C) the Company consummates an Acquisition Proposal (with all references to fifteen percent (15%) in the definition of Acquisition Proposal being treated as 50% for purposes of this clause “(i)”) (whether or not the same Acquisition Proposal) within twelve (12) months after such termination or the Company enters into a definitive agreement within twelve (12) months after such termination to effect an Acquisition Proposal (whether or not the same Acquisition Proposal); (ii) this Agreement is terminated by Parent pursuant to Section 8.1(e); or (iii) this Agreement is terminated by the Company pursuant to Section 8.1(f), then in the case of each of clauses “(i)” through “(iii),” the Company shall pay or cause to be paid to Parent, in cash at the time specified in the next sentence, a termination fee in the amount of $31,400,000 (the “Termination Fee”). Any Termination Fee shall be paid: (x) in the case of clause “(i)” of the preceding sentence of this (b), upon the earlier of entry into the agreement for, or consummation of the transactions contemplated by, such Acquisition Proposal, (y) in the case of clause “(ii)” of the preceding sentence of this (b), within two (2) Business Days following termination of this Agreement and    (z) in the case of clause “(iii)” of the preceding sentence of this (b), concurrently with a termination of this Agreement under Section 8.1(f).

Any Termination Fee due under this Section 8.3(b) shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent. For the avoidance of doubt, the Termination Fee shall be payable only once and not in duplication even though the Termination Fee may be payable under one or more provisions hereof. In the event that Parent shall receive full payment of the Termination Fee, the receipt of the Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Acquisition Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Offer and the Merger (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Acquisition Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates for damages or any equitable relief arising out of or in connection with this Agreement, any of the transactions or any matters forming the basis for such termination.

(c)    The Company and Parent acknowledge and agree that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company and Parent would not enter into this Agreement. In the event that the Company shall fail to pay the Termination Fee when due, Parent shall be entitled to receive interest on such unpaid Termination Fee, commencing on the date that the Termination Fee became due, at a rate equal to the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding) and in the event the Parent or Acquisition Sub commences a suit that results in a judgment against the Company for the Termination Fee (or portion thereof), the Company shall pay Parent its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit.

ARTICLE 9

MISCELLANEOUS PROVISIONS

Section 9.1    Amendment. Any provision of this Agreement may be amended, modified, supplemented or waived prior to the Effective Time if, but only if, such amendment, modification, supplement or waiver is in writing and is signed, in the case of an amendment, modification or supplement by each Party to this Agreement (or their respective boards of directors, if required) or, in the case of a waiver, by each Party against whom the waiver is to be effective (or its board of directors, if required); provided, however, that following the Acceptance Time, this Agreement may not be amended, modified or supplemented.

Section 9.2    Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 9.3    No Survival of Representations and Warranties. None of the representations and warranties of the Company contained in this Agreement, or contained in any certificate, schedule or document delivered pursuant to this Agreement or in connection with any of the transactions contemplated by this Agreement, shall survive the Acceptance Time.

Section 9.4    Entire Agreement. This Agreement, the Support Agreements, the other agreements referred to herein and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof. Without limiting the generality of the foregoing: (a) Parent and Acquisition Sub acknowledge and agree that the Company has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 4 (including the Company Disclosure Schedule), that they are not relying and have not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 4 (including the Company Disclosure Schedule), and that no employee, agent, advisor or other representative of the Company has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement; (b) without limiting the foregoing, Parent and Acquisition Sub acknowledge and agree that neither the Company nor any of its representatives has made any representation or warranty, whether express or implied, as to the accuracy or completeness of any information regarding the Company or its Affiliates furnished or made available to Parent or Acquisition Sub and its representatives except as expressly set forth in this Agreement, and, except as contemplated by this Agreement, neither the Company nor any other Person shall be subject to any liability to Parent or Acquisition Sub or any other Person resulting from the Company’s making available to Parent or Acquisition Sub or Parent’s or Acquisition Sub’s use of such information, or any information, documents or material made available to Parent or Acquisition Sub in any due diligence materials provided to Parent or Acquisition Sub, including in the “data room,” management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement; (c) without limiting the foregoing, except for the representations and warranties in Article 4, Parent and Acquisition Sub acknowledge and agree that the Company has not made and is not making any representations or warranties whatsoever regarding any forecasts, projections, estimates or budgets discussed with, delivered to or made available to Parent, or otherwise regarding the future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or the future business and operations of the Company; and (d) the Company acknowledges and agrees that Parent and Acquisition Sub have not made and are not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 5, that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 5, and that no representative of Parent or Acquisition Sub has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement.

Section 9.5    Applicable Law; Jurisdiction. This agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. Each of the Parties (a) consents to and submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware (the “Delaware Courts”) in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (c) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) shall not bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto.

Section 9.6    Assignability; Parties in Interest. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the Parties and their respective successors and assigns. This Agreement shall not be assignable by any Party without the express written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void. Except for the provisions of Article 2 (which, from and after the Acceptance Time, shall be for the benefit of Persons that are holders of Company Common Stock who have tendered pursuant to the Offer (and not validly withdrawn) Company Common Stock), Article 3 (which, from and after the Effective Time, shall be for the benefit of Persons who are holders of the Company Common Stock immediately prior to the Effective Time) and Section 6.9 (which, from and after the Acceptance Time shall be for the benefit of the Indemnified Parties), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the Parties, any right, benefit or remedy of any nature; provided, however, that each of the Parties shall be entitled and have the right to pursue and recover damages in the event of any breach by any other Party of this Agreement or in the event of fraud, which right is hereby acknowledged and agreed to by the Parties.

Section 9.7    Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date delivered or sent if delivered in person or sent by facsimile transmission or email (provided confirmation of facsimile transmission or email is obtained), (b) on the fifth (5th) Business Day after dispatch by registered or certified mail or (c) on the next Business Day if transmitted by nationally recognized overnight courier, in each case as follows:

if to Parent, Acquisition Sub or the Surviving Corporation, to:

The Hershey Company
100 Crystal A Drive
Hershey, PA 17033
Attention:	General Counsel
Facsimile:	(717) 534-1912
E-mail:	lturner@hersheys.com

with a copy to (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036-6518
Attention:	Martha E. McGarry
Thomas W. Greenberg
Maxim O. Mayer-Cesiano
Facsimile:	(212) 735-2000
E-mail:	Martha.McGarry@skadden.com
Thomas.Greenberg@skadden.com
Maxim.MayerCesiano@skadden.com

if to the Company, (prior to the Merger), to:

Amplify Snack Brands, Inc.
500 West 5th Street, Suite 1350
Austin, TX 78701
Attention:	Thomas C. Ennis
Facsimile:	(512) 640-8757
E-mail:	tennis@amplifysnacks.com

with a copy to (which shall not constitute notice) to:

Goodwin Procter LLP
135 Commonwealth Drive
Menlo Park, CA 94025-1105
Attention:	Bradley C. Weber
James A. Matarese
Andrew H. Goodman
Facsimile:	(650) 752-3100
E-mail:	bweber@goodwinlaw.com
jmatarese@goodwinlaw.com
agoodman@goodwinlaw.com

Section 9.8    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the

Parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Section 9.9    Counterparts. This Agreement may be executed and delivered (including by facsimile or other form of electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.10    Obligation of Parent. Parent shall cause Acquisition Sub to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by Acquisition Sub in accordance with the terms of this Agreement, the Offer, the Merger, and the other transactions contemplated by this Agreement. As a material inducement to the Company’s willingness to enter into this Agreement and perform its obligations hereunder, Parent hereby unconditionally guarantees full performance and payment by Acquisition Sub of each of the covenants, obligations and undertakings required to be performed by Acquisition Sub under this Agreement and the transactions contemplated by this Agreement, subject to all terms, conditions and limitations contained in this Agreement, and hereby represents, acknowledges and agrees that any such breach of any such representation and warranty or default in the performance of any such covenant, obligation, agreement or undertaking of Acquisition Sub shall also be deemed to be a breach or default of Parent, and the Company shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against either or both of Parent and Acquisition Sub in the first instance. As applicable, references in this Section 9.10 to “Acquisition Sub” shall also include the Surviving Corporation following the Effective Time.

Section 9.11    Specific Performance. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, except as expressly provided in the following sentence. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Courts and, in any action for specific performance, each Party waives the defense of adequacy of a remedy at law and waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity (subject to the limitations set forth in this Agreement). The Parties further agree that (i) by seeking the remedies provided for in this Section 9.11, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.11 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 9.11 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 9.11 prior or as a condition to exercising any termination right under Article 8 (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 9.11 or anything set forth in this Section 9.11 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article 8 or pursue any other remedies under this Agreement that may be available at any time.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.12    Construction.

(a)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)    The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The word “or” is not exclusive.

(d)    Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement.

(e)    All references to a document or instrument having been made available to Parent shall be deemed to include the making available of such document or instrument to Parent’s counsel, to Parent’s legal or financial advisor or to any other representative of Parent, including by posting such document in an electronic data room.

(f)    All references in this Agreement to “$” are intended to refer to U.S. dollars.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

AMPLIFY SNACK BRANDS, INC.
a Delaware corporation

By:	/s/ Thomas C. Ennis
Name: Thomas C. Ennis
Title: President and Chief Executive Officer

THE HERSHEY COMPANY
a Delaware corporation

By:	/s/ Michele Buck
Name: Michele Buck
Title: President and Chief Executive Officer

ALPHABET MERGER SUB INC.
a Delaware corporation

By:	/s/ Patricia Little
Name: Patricia Little
Title: President

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

ANNEX I

CONDITIONS OF THE OFFER

Capitalized terms used in this Annex I and not otherwise defined herein will have the meanings assigned to them in the Agreement and Plan of Merger to which it is attached (the “Agreement”).

(1)    Notwithstanding any other terms or provisions of the Offer or the Agreement, Acquisition Sub shall not be obligated to irrevocably accept for purchase, or, subject to the rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Acquisition Sub’s obligation to purchase or return the tendered Company Common Stock promptly after termination or withdrawal of the Offer), purchase any Company Common Stock validly tendered (and not validly withdrawn prior to the Expiration Date) pursuant to the Offer (and not theretofore accepted for payment or paid for), unless (i) there shall have been validly tendered and not validly withdrawn prior to the Expiration Date that number of shares of Company Common Stock that, considered together with all other shares of Company Common Stock (if any) beneficially owned by Parent and its controlled Affiliates (excluding any shares of Company Common Stock tendered pursuant to guaranteed delivery procedures that have not yet been received), represent one more than 50% of the sum of (x) the total number of shares of Company Common Stock outstanding at the time of the expiration of the Offer, plus (y) the aggregate number of shares of Company Common Stock then issuable to holders of Company Options from which the Company has received notices of exercise prior to the expiration of the Offer (and as to which such shares have not yet been issued to such exercising holders of Company Options) (such condition, the “Minimum Condition”) and (ii) the waiting period (and any extension thereof) applicable to the consummation of the Offer and the Merger under the HSR Act or other applicable Antitrust Laws shall have expired or been terminated.

(2)    In addition and notwithstanding any other provisions of the Offer, but subject to the terms and conditions set forth in the Agreement, Acquisition Sub shall not be required to, and Parent shall not be required to cause Acquisition Sub to, irrevocably accept for purchase or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Acquisition Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after termination or withdrawal of the Offer), purchase any shares of Company Common Stock validly tendered (and not validly withdrawn prior to the Expiration Date) pursuant to the Offer (and not theretofore accepted for purchase) if at any time on or after the date of the commencement of the Offer and prior to the Expiration Date, any of the following events shall occur and be continuing at the Expiration Date:

(a)    the Agreement shall have been terminated in accordance with its terms;

(b)    any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law that is in effect and restrains, enjoins or otherwise prohibits, or issued a final and nonappealable Order, or taken any other action, that is in effect and permanently restrains, enjoins or otherwise prohibits, in each case, the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement;

(c)     (i) other than representations set forth in clauses (ii), (iii) and (iv) below, the representations and warranties of the Company set forth in the Agreement shall not have been true and correct (in each case, disregarding all qualifications and exceptions contained therein regarding materiality or Company Material Adverse Effect or similar standard or qualification) as of the date of the Agreement or as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall not have been true and correct as of such earlier date), except where the failure of any such representation or warranty to be so true and correct would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect; (ii) the representation and warranty of the Company set forth in clause (b) of the first sentence of Section 4.5 (Absence of Certain Changes) shall not have been true and correct of the date of the Agreement or as of the Expiration Date as though made on and as of such date and time (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall not have been true and correct as of such earlier date); (iii) the representations and warranties of the Company set forth in Section 4.3(a) (Capitalization) and Section 4.17 (Authority; Binding Nature of Agreement) shall not have been true and correct as of the date of the Agreement or as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall not have been true and correct as of such earlier date), except for de minimis inaccuracies; and (iv) the representations and warranties set forth in Section 4.1(a) (Due Organization and Good Standing) and Section 4.22 (Brokers) shall not have been true and correct (in each case, disregarding all qualifications and exceptions contained therein regarding materiality or Company Material Adverse Effect or similar standard or qualification) in all material respects as of the date of the Agreement or as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall not have been true and correct in all material respects as of such earlier date);

(d)    the Company shall not have performed or complied in all material respects with the obligations or covenants required to be performed by it under the Agreement and such failure to perform or comply shall not have been cured prior to the Expiration Date;

(e)    the Company shall not have delivered to Parent, dated as of the Expiration Date, a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in the foregoing clauses (2)(c) and (2)(d) have been satisfied as of immediately prior to the Expiration Date; or

(f)    since the date of the Agreement, there shall have occurred and be continuing any event, change, effect, occurrence, circumstance or development that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect.

The foregoing conditions are for the sole benefit of Parent and Acquisition Sub and may be waived by Parent and Acquisition Sub, in whole or in part at any time and from time to time, in the sole discretion of Parent and Acquisition Sub; provided that the Minimum Condition may be waived by Parent and Acquisition Sub only with the prior written consent of the Company, which may be granted or withheld in the Company’s sole discretion, in each case, subject to the terms of the Agreement and the applicable rules and regulations of the SEC. The failure by Parent or Acquisition Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.